As filed with the Securities and Exchange Commission on November 22, 2016

Registration No. 333-214723

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6719	94-3219054
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

(617) 375-3006

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard S. Chernicoff

Chief Executive Officer

Great Elm Capital Group, Inc.

200 Clarendon Street, 51st Floor

Boston, MA 02116

(617) 375-3006

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael J. Mies	Paul Broude
Skadden, Arps, Slate, Meagher & Flom LLP	Foley & Lardner LLP
525 University Avenue	111 Huntington Avenue
Palo Alto, CA 94301	Boston, MA 021999
(650) 470-3130

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	$45,000,000(1)(2)	$5,216 (5)
Series A Preferred Stock purchase rights	--(3)	N/A
Subscription rights	--(4)	N/A
Units	--	N/A

(1) The shares are being offered and sold pursuant to subscription rights distributed without consideration to the holders of the Company’s common stock as of the effective date.

(2) Includes an indeterminate number of shares per Rule 416.

(3) Rights attached to the common stock under the Tax Preservation Rights Agreement described herein.

(4) The over-subscription privileges described herein may be deemed not to be exempt from registration under Section 3(a)(9).

(5) Previously paid.

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

GREAT ELM CAPITAL GROUP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

We are conducting a rights offering in which we are distributing at no charge to the holders of our common stock rights to purchase up to 13,700,543 shares of our common stock, par value $0.001 per share. Holders of our common stock will receive one right for each share of our common stock owned at the effective date of the close of business on November 23, 2016, or the basic subscription privilege. Unexercised rights will be transferable only to the extent that the shares of our common stock to which they are attached are transferred from and after the effective date.

The cash exercise price of each basic subscription privilege is $3.285, which we refer to as the subscription price. Rights holders who fully exercise their basic subscription privilege will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription privileges on a pro rata basis, which we refer to as the over‑subscription privilege. We refer to the basic subscription privilege and over‑subscription privilege collectively as rights. A rights holder may only exercise rights in the aggregate for book‑entry of whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering.

The rights are exercisable beginning on the date of this prospectus and will expire if they are not exercised by 5:00 p.m., Eastern time, on December 23, 2016, the expiration date, unless we extend the offering period. You should carefully consider whether to exercise your rights before the expiration date. Rights that are not exercised by the expiration date will expire and will have no value. All exercises of basic subscription privileges and over‑subscription privileges are irrevocable.

Our common stock is currently traded on the NASDAQ Global Select Market, or Nasdaq, under the symbol “GEC.” On November 22, 2016, the last reported sale price of our common stock was $3.95 per share.  From the effective date to the expiration date, our common stock will trade on Nasdaq along with the associated rights as a trading unit under the symbol “GECXU” and CUSIP 39036P 308.  If you transfer shares of our common stock before the expiration date and before exercising the rights attached to the transferred shares, the rights associated with those shares of our common stock will transfer along with the shares of our common stock under “GECXU” and CUSIP 39036P 308. Following the exercise of the rights, the trading unit will terminate and the common stock to which the rights had attached will be traded separately from such rights under the symbol “GECX” and CUSIP 39036P 209. If you exercise the rights and then transfer the common stock as to which the exercised rights originally attached, the new shares of our common stock issuable upon the exercise of the subscription privilege, and oversubscription privilege as applicable, will be issued to you, and not any subsequent transferee of the underlying common stock. From and after the expiration date, all of our common stock will resume trading as “GEC” under new CUSIP 39036P 209.

The exercise of your rights and investment in our shares involves a high degree of risk. You should carefully read the Risk Factors beginning on page 7, as well as the risk factors in any document we incorporate by reference into this prospectus before you make a decision as to the exercise of your rights.

	Per Unit	Total (2)
Subscription price	$3.28	$45,000,000
Dealer managers’ fees and expenses (1)	$0.11	$1,612,500
Proceeds to us, before expenses	$3.17	$43,387,500

(1)

In connection with this offering, we have agreed to pay to the dealer managers a cash fee equal to 3.5% of the gross proceeds received by us. We have also agreed to reimburse up to $37,500 of the dealer managers’ legal fees. See “Plan of Distribution.”

(2)	Assumes the rights offering is fully subscribed.

None of our board of directors, officers, information agent or dealer managers is making any recommendation regarding whether you should exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

It is anticipated that delivery of the common stock purchased in this offering will be made on or about December 29, 2016.

Dealer Managers

Oppenheimer & Co.	Janney Montgomery Scott

The date of this prospectus is November 22, 2016

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated herein by reference to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless the context otherwise requires, “Great Elm,” “Company,” “we,” “our” and “us” refer to Great Elm Capital Group, Inc. and its subsidiaries.

Great Elm was formerly known as Unwired Planet, Inc.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about this offering. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about this offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of this offering and provide additional information about us and our business, including potential risks related to our business, this offering and our common stock.

What happened to our October 14, 2016 rights offering?

On October 14, 2016, we commenced a rights offering very similar to the rights offering described in this prospectus.  The October 14, 2016 rights were not transferable separate from our common stock. Uncertainty in the market arose as to the non-transferability feature of the October 14, 2016 rights and the effectiveness of an irrevocable exercise of the October 14, 2016 rights under automated subscription processing systems.  In order to remove ambiguity, we terminated all of the October 14, 2016 rights as contemplated by our prospectus dated October 14, 2016.  All subscriptions made under the October 14, 2016 rights were returned.

What are we offering you now?

We are issuing to the holders of our common stock as of the close of business on November 23, 2016, which we refer to as the effective date, rights to subscribe for an aggregate of up to 13,700,465 shares of our common stock. Each holder, who we refer to as a rights holder or you, is being issued one right for each share of our common stock owned on the effective date (1 for 1), which we refer to as the basic subscription privilege. Each basic subscription privilege entitles you to purchase 1.3101 shares of our common stock at a cash price of $3.285 per whole share, which we refer to as the subscription price. Your basic subscription privilege may only be exercised in the aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering. Any fractional shares will be rounded down to the nearest whole share of common stock and any excess subscription payments will be returned by the subscription agent.

Why are my shares trading as “GECXU” instead of “GEC”?

Your shares are trading on Nasdaq under the symbol “GECXU” because that symbol denotes that your shares are trading with the rights attached from the effective date until the earliest of (a) 5:00 p.m. New York time on December 23, 2016, or the expiration date, (b) your exercise of your rights or (c) termination of this offering.  At the conclusion of this rights offering, all of our common stock will once again trade under the symbol “GEC” indicating that those shares no longer have rights attached.

If you exercise your rights before the expiration date, your shares as to which you exercised your rights will trade under the symbol “GECX” to convey to the market that the rights with respect to your shares have been exercised.

What is the over‑subscription privilege?

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase your pro‑rata share of any shares of our common stock that our other stockholders do not purchase through the full exercise of their basic subscription privileges, which we refer to as the over‑subscription privilege. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares of our common stock you would like to purchase pursuant to your over‑subscription privilege.

The over‑subscription privilege allows you to subscribe for additional shares of our common stock. If sufficient shares of our common stock are available, we will seek to honor your over‑subscription request in full, so long as it does not exceed your pro rata share and the other ownership thresholds described in this prospectus are not exceeded.

To properly exercise your over‑subscription privilege, you must deliver the subscription payment related to your over‑subscription privilege before this offering expires. Because we will not know the total number of unsubscribed shares of our common stock before this offering expires, if you wish to maximize the number of shares you purchase pursuant to your over‑subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription privilege and for any additional shares you desire to purchase pursuant to your over‑subscription request). Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

We refer to the basic subscription privilege and the over‑subscription privilege collectively as the rights.

Why are we conducting this offering?

We are conducting this offering in order to raise additional capital and to improve and strengthen our balance sheet and liquidity position. We intend to use the net proceeds of this offering and the commitment of a consortium of investors to purchase up to $36.6 million of our common stock, or the Backstop Commitment, for general corporate purposes, which may include investments and acquisitions.

On October 17, 2016, we redeemed all of our Senior Secured Notes due 2019.

Our board of directors considered and evaluated a number of factors relating to this offering, including:

▪	our current capital resources and our future need for additional liquidity and capital;
▪	our need for increased financial flexibility in order to enable us to achieve our business plan;
▪	the size and timing of this offering;
▪	the potential dilution to our current stockholders if they choose not to participate in this offering;
▪	alternatives available for raising capital, including debt and other forms of equity raises;
▪	the potential impact of this offering on the public float for our common stock; and
▪	the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of our common stock, subject to certain restriction.

The Amended and Restated Backstop Agreement, dated as of October 13, 2016, and entered into with a consortium of investors led by Gracie Investing, LLC, or the Backstop Agreement, was reviewed, negotiated and approved by our board of directors with Gracie Investing, LLC, a private investment vehicle not affiliated with us or our directors and officers, before the members of our board of directors agreed to participate as investors in the Backstop Commitment.

How was the subscription price determined?

The $3.285 subscription price was set by our board of directors as a result of negotiations with Gracie Investing, LLC as the largest participant in the backstop. The subscription price represents a 20% discount to the volume weighted average price of our common stock on Nasdaq over the thirty trading days ending on and including the effective date. The factors considered by our board of directors and the process our board of directors undertook to review, consider and approve the subscription price are discussed in “The Rights Offering—Reasons for the Rights Offering” and “Determination of the Offering Price.”

Am I required to exercise the rights I receive in this offering?

No. You may exercise any number of your rights or you may choose not to exercise any of your rights. However, if you choose not to exercise your rights or you exercise less than your full amount of rights and other stockholders fully exercise their rights, the percentage of our common stock owned by other stockholders will increase relative to your ownership percentage, and your voting and other rights in Great Elm will likewise be diluted.

What are the rights?

The rights give holders of our common stock as of the effective date the opportunity to purchase 1.3101 shares of our common stock for every right held at a subscription price of $3.285 per whole share, however (a) rights may be exercised in aggregate only to purchase whole book‑entry shares of our common stock and (b) the total subscription price payable upon any exercise of rights will be rounded to the nearest whole cent.

You will receive one right for each one of our shares of common stock you owned as of the effective date. For example, if you owned 100 shares of our common stock as of the effective date, your rights would entitle you to purchase a total of 131 shares of our common stock for a total subscription price of $430.34 (after rounding to the nearest whole cent and not including any over‑subscription privileges). Subject to the limitations described in this prospectus, you may exercise some or all of your rights, or you may choose not to exercise any rights at all.

May I transfer my rights if I do not want to purchase any shares?

No. The rights attach to our shares of common stock and are not separately transferable. Transfer of ownership of a share of our common stock, however, after the effective date and before the earlier of the expiration date or when the right associated with such share is exercised will also transfer ownership of the right attached to such share.

Can I sell my shares after I have exercised my rights?

Yes. After you exercise your rights, the shares of common stock will have a new CUSIP 39036P 209 and will be freely tradable and quoted on Nasdaq under the symbol “GECX,” where our common stock currently trades. After the Expiration Date, all of our common stock will have this CUSIP 39036P 209 and will trade under the symbol “GEC”.

If I purchase shares after commencement of the Rights Offering, will I be able to participate in the Rights Offering?

Yes, if the shares of common stock you have purchased still have the rights attached. Shares that have rights attached trade under the symbol “GECXU” and have CUSIP 39036P 308. Since stock trades may take three business days to settle, please note that if you purchase shares late in the Rights Offering period, you may not receive your shares in time to exercise the attached rights. We are under no obligation, and have no intention, to adjust our procedures to accommodate holders who acquire shares after the Rights Offering has commenced.

How do I exercise my rights if my shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee who uses the services of The Depository Trust Company, or DTC, DTC will credit one right to your nominee record holder for each share of our common stock that you beneficially owned as of the effective date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

If I hold my shares in the name of a broker, dealer, custodian bank or other nominee, how do I pay the subscription price for my rights?

You must have sufficient funds in your account, and your broker, dealer, custodian bank or other nominee will charge your account for your subscription price.  Your broker will then pay money on your account to DTC.  After the offering, DTC will credit funds to our transfer agent who will ultimately wire the proceeds of this offering to us.

How do I exercise my rights if my shares of common stock are held in my name?

If you hold your shares of our common stock in your name and you wish to participate in this offering, you must deliver a properly completed and duly executed rights certificate to the subscription agent and deliver all other required subscription documents, together with payment of the full subscription price, to the subscription agent before 5:00 pm Eastern time on December 23, 2016, which we refer to as the expiration date.

If you send an uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your rights certificate, all other required subscription documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by the expiration date. See “To whom should I send my forms and payment?” below.

If you send a payment that is insufficient to purchase the number of shares of our common stock you requested, or if the number of shares of our common stock you requested is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received pursuant to your rights. Any payment that is received but not so applied will be refunded to you without interest (subject to the rounding of the amount so applied to the nearest whole cent).

If I hold my shares in my own name and not through a broker, dealer, custodian bank or other nominee, what form of payment is required to purchase shares of common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency. Checks or bank drafts drawn on U.S. banks should be payable to “Computershare Trust Company, N.A.”

Payments will be deemed to have been received upon clearance of any uncertified check. Please note that funds paid by uncertified check may take five or more business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified check are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such date.

How soon must I act to exercise my rights?

If your shares of our common stock are registered in your name and you elect to exercise any or all of your rights, the subscription agent must receive your properly completed and duly executed rights certificate or the transfer of your rights by DTC, as applicable, all other required subscription documents and full subscription payment, including final clearance of any uncertified check, before the expiration date. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration date by which time you must provide the nominee with your instructions and payment to exercise your rights. Although our board of directors, or a committee thereof, may extend the expiration date (which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 20 days), it currently does not intend to do so.

Although we will make reasonable attempts to provide this prospectus to our stockholders to whom rights are distributed, this offering and all rights will expire at the expiration date, whether or not we have been able to locate and deliver this prospectus to all such stockholders.

After I exercise my rights, can I change my mind?

No. Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the shares of our common stock issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

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Can this offering be cancelled or extended?

Yes. Our board of directors may continue to explore and evaluate other potential alternative financing transactions that would qualify as “superior transactions” as defined in the Backstop Agreement. This offering may only be terminated with the consent of the backstop providers or after the termination of the Backstop Agreement in accordance with its terms. If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you. If we were to cancel this offering, any money received from subscribing stockholders would be returned promptly, without interest or penalty, and we would not be obligated to issue shares of our common stock to holders who have exercised their rights prior to termination. In addition, we may extend the period for exercising the rights, subject to the terms of the Backstop Agreement, including that any extension that results in this offering remaining open for more than 20 days requires the consent of the backstop providers.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under this offering?

No. Our board of directors has not made, nor will they make, any recommendation to you regarding the exercise of rights in this offering. We cannot predict the price at which our shares of common stock will trade after this offering. You should make an independent investment decision about whether or not to exercise your rights. Stockholders who exercise rights risk losing the new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, you will lose any value represented by your rights, and if you do not exercise your rights in full, your percentage ownership interest and related rights in Great Elm will be diluted.

You should not view the intentions the members of our board of directors as investors in the Backstop Commitment as a recommendation or other indication by them to you regarding whether exercising your rights is or is not in your best interests.

Are there any risks associated with this offering?

Stockholders who exercise their rights will incur investment risk on new money invested. The stock market and, in particular, our common stock price, has experienced significant volatility recently. As a result, the market price for our common stock may be volatile. This offering will increase the number of outstanding shares of our common stock (assuming the exercise of the rights in full) by approximately 131% and the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The market price of our common stock will depend on many factors, which may change from time to time, including our financial condition, performance, creditworthiness and prospects, future sales of our securities and other factors. Volatility in the market price of our common stock may prevent you from being able to sell our common stock when you want or at prices you find attractive. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of this offering and the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus. You should carefully consider the risks, among other things, described under the heading “Risk Factors” and in the documents incorporated by reference into this prospectus before exercising your rights and investing in shares of our common stock.

Will the directors and executive officers participate in this offering?

All of the members of our board of directors (except Mr. Serota who joined our board after the backstop agreement was signed) are investors in the Backstop Commitment.

If none of the rights were exercised, members of our board of directors would invest approximately $3.7 million increasing their aggregate ownership of shares of our common stock by approximately 1.1 million shares of common stock outstanding, representing an increase of approximately 10.8% of the shares outstanding on the effective date.

Will MAST Capital or any of its affiliates participate in this offering?

As of the effective date, private investment funds (the MAST Funds) managed by MAST Capital Management, LLC (MAST Capital) beneficially owned 1,755,531 shares of our common stock, constituting approximately 18.6% of our outstanding common stock. While the commitment is not legally enforceable, MAST Capital has advised us of the intention of the MAST Funds to fully exercise their basic subscription privileges.

When will I receive my shares of common stock purchased in this offering?

Stockholders whose shares are held of record by Cede & Co., or Cede, the nominee of DTC, or by any other depository or nominee on their behalf or their broker‑dealers’ behalf will have any shares that they acquire credited to the account of Cede or such other depository or nominee. With respect to all other stockholders, you must provide a brokerage account for your shares acquired in this offering, as we will not issue physical certificates for shares purchased in this offering, unless required to do so by law. Whether your shares are held through DTC or directly with our transfer agent Computershare, shares of common stock acquired in this offering will be issued as soon as possible following the conclusion of the offering.

Is there a backstop purchaser?

Yes. On October 13, 2016, we entered into an Amended and Restated Backstop Agreement with a consortium of investors led by Gracie Investing, LLC, which we refer to as the backstop providers, pursuant to which we have agreed to issue and sell to the backstop providers, and the backstop providers (severally and not jointly) agreed to purchase, an aggregate number of shares of our common stock equal to the lesser of (a) (i) $45 million, minus (ii) the aggregate proceeds of this offering and (b) $36.6 million, at the subscription price, subject to the terms and conditions of the Backstop Agreement. Notwithstanding the above, in no case will any backstop provider become the beneficial owner of more than 19.9% of our outstanding shares of common stock as result of the transactions described in this prospectus, and the maximum number of shares issued to each backstop provider in connection with the Backstop Commitment will be proportionately reduced as necessary to give effect to such limitation. See “Backstop Agreement” for additional details on the Backstop Commitment, including the fees to be paid by us and our expense reimbursement obligation.

Why are there backstop providers?

We obtained the commitment of the backstop providers to act as the backstop purchasers under the Backstop Agreement to increase the likelihood that we would receive $45 million of gross proceeds, less fees and expenses of this offering and the Backstop Commitment.

Will I be able to vote the shares issued in the rights offering at the 2016 annual meeting?

No. The record date for stockholders entitled to vote at our 2016 annual meeting is the close of business on November 17, 2016.  Even if you exercise rights before the close of business on November 17, 2016, the record date for our 2016 annual meeting, the shares issuable upon exercise of your rights will not be issued until the expiration date which is after the annual meeting record date.

What effects will this offering have on our outstanding common stock?

After giving effect to this offering, assuming that it is fully subscribed, we will have approximately 21,609,715 shares of common stock outstanding, representing an increase of approximately 131% in our outstanding shares as of the effective date. If you fully exercise the rights that we distribute to you, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will be diluted, as you will own a smaller proportional interest in us compared to your interest prior to this offering.

If all of our stockholders exercise the rights issued to them, and this offering is therefore fully subscribed, the beneficial ownership percentage of our stockholders will not change. Assuming that no holders, including the MAST Funds, exercise their rights in this offering, the backstop providers would acquire approximately 11,152,172 shares of our common stock, following which (1) the backstop providers would beneficially own approximately 51.6% of our outstanding common stock and (2) all other holders would beneficially own approximately 48.4% of our outstanding common stock. All ownership percentages described in this paragraph are based upon our outstanding common stock and the beneficial ownership of our holders as of the effective date.

The number of shares of our common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on the effective date will remain issued and outstanding and owned by the same persons as of the closing of this offering and (2) we will not issue any shares of common stock in the period between the effective date and the closing of this offering.

Are there any conditions to the backstop providers’ obligations under the Backstop Agreement?

Yes. The obligations of the backstop providers to consummate the transactions under the Backstop Agreement are subject to the satisfaction or waiver of specified conditions, including, but not limited to, compliance with covenants and the accuracy of representations and warranties provided in the Backstop Agreement, consummation of this offering, the receipt of all required regulatory approvals, and no material adverse effect with respect to our financial condition, business, properties, assets, liabilities or results of operations.

When do the backstop providers’ obligations under the Backstop Agreement expire?

The Backstop Agreement may be terminated by us, on the one hand, or the backstop providers, on the other hand, if the transactions contemplated by the Backstop Agreement have not been consummated by December 31, 2016.

How much will we receive from this offering and how will such proceeds be used?

We estimate that the net proceeds from this offering and the Backstop Commitment will be approximately $43 million, after deducting expenses related to this offering.

We intend to use the net proceeds for general corporate purposes, which include investments and acquisitions.

On October 18, 2016 we redeemed our Senior Notes for a cash payment of approximately $31.7 million.

If my exercise of rights is not valid or if this offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until the completion of this offering. If your exercise of rights is deemed not to be valid or this offering is not completed, all subscription payments received by the subscription agent will be returned as soon as practicable following the expiration of this offering, without interest or penalty. If you own shares through a nominee, it may take longer for you to receive your subscription payments because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in this offering?

We are not charging any fee or sales commission to issue rights to you or to issue shares of our common stock to you if you exercise your rights. If you exercise your rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax considerations of exercising my rights?

U.S. Holders (as defined herein) generally will not recognize gain or loss on the receipt, exercise or expiration of rights. See “U.S. Federal Income Tax Considerations” for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise and expiration of the rights in light of your particular circumstances.

To whom should I send my forms and payment?

If your shares of our common stock are held in the name of a broker, dealer, custodian bank or other nominee, then you should deliver all required subscription documents and subscription payments pursuant to the instructions provided by your nominee.

If your shares of our common stock are held in your name, then you should send your rights certificate to the subscription agent, and send all other required subscription documents and subscription payments by mail or overnight courier to the appropriate address listed below:

If delivering by first class mail:	Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
P.O. Box 43011
Providence, RI 02940‑3011

If delivering by overnight courier:	Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer
250 Royall Street, Suite V
Canton, MA 02021

You and, if applicable, your nominee are solely responsible for instructing DTC to transfer your rights to the subscription agent or completing delivery to the subscription agent of your rights certificate, as applicable, as well as completing delivery of all other required subscription documents and subscription payments. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payments before the expiration of this offering. If you hold your shares of our common stock through a broker, dealer, custodian bank or other nominee, your nominee may establish an earlier deadline before the expiration date.

Whom should I contact if I have other questions?

If you have any questions regarding this offering, completion of the rights certificate or any other subscription documents or submitting payment in this offering, please contact the Information Agent, MacKenzie Partners, Inc., toll free, at (800) 322‑2885 or please call (212) 929‑5500 (collect) if you are located outside of the U.S. or Canada.

SUMMARY

The following summary provides an overview of Great Elm and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this prospectus and the documents that we incorporate by reference carefully in their entirety before making a decision about whether to invest in our securities.

Great Elm has undergone a significant transformation in the last year. We:

▪	divested our legacy patent business;
▪	changed and are further changing our leadership;
▪	changed our name from Unwired Planet to Great Elm Capital Group; and
▪	began building a diversified holding company.

Our goal is to build a diversified holding company focused on return on investment and long‑term value creation. We will seek to accomplish this principally through:

▪	continuous review of acquisition of businesses, securities and assets that have the potential for significant long‑term value creation;
▪	effective use of the skills of our team, our financial resources, including our tax profile and our willingness to create bespoke solutions; and
▪	evaluating the retention and disposition of our operations and holdings.

Our first investment for long‑term value creation is in the asset management business. In June 2016, we invested $30 million in Great Elm Capital Corp., or GECC. On November 3, 2016, Full Circle Capital Corporation, or Full Circle, a business development company, merged with and into GECC. Following the Full Circle merger, we

▪	will earn management fees and receive expense reimbursement as the external investment manager of GECC;
▪	will be entitled to incentive fees from GECC if GECC meets financial targets; and
▪	own registered Nasdaq‑listed shares of GECC that we may hold to generate dividends or sell to redeploy our capital in higher yielding opportunities.

We continue to explore other opportunities in the investment management business including, but not limited to, other business development companies that trade at a discount to their net asset value.

As of June 30, 2016, we had $1.7 billion of net operating loss carryforwards for federal income tax purposes that expire through 2035.

In the near term, we expect to begin marketing financial products that will give us and our counter‑parties the opportunity to realize after‑tax returns.

We have a business development effort focused on industries and businesses with attractive long‑term value creation prospects where our business, mergers and acquisitions and financial acumen provides a competitive advantage.

On October 18, 2016, we used approximately $31.7 million of our cash resources to redeem our senior secured notes due 2019 that were held by private investment funds managed by MAST Capital.

We are a Delaware corporation, and our corporate headquarters are located at 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116 and our phone number is (617) 375‑3006. Our corporate website address is www.greatelmcap.com. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus. You should read carefully in their entirety the documents we incorporate by reference. See “Documents Incorporated By Reference.”

The Rights Offering

The Rights Offering

We are distributing at no charge to the holders of shares of our common stock as of the close of business on November 23, 2016, the effective date, one right for each share of our common stock owned of record on the effective date.

The basic subscription privilege (as described below) and the over‑subscription privilege (as described below) are collectively referred to as the rights.
Subscription Price

If you validly exercise any of your rights, you will receive 1.31 shares of our common stock upon cash payment of $3.285 per whole share, the subscription price, to our rights agent. The subscription price represents a 20% discount to the volume weighted average price of our common stock on Nasdaq over the thirty consecutive trading days ending on and including the effective date.

Basic Subscription Privilege

Each basic subscription privilege entitles you to purchase 1.31 new shares of our common stock for every share of common stock you owned of record on the effective date. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any basic subscription privilege at all.

Over‑Subscription Privilege

If any rights holders do not exercise their basic subscription privilege in full, then rights holders who have exercised their basic subscription privilege in full (including subscription privileges acquired as a result of acquiring shares of our common stock between the effective date and expiration date) will be entitled to purchase a portion of the number of shares, if any, that are not purchased by other rights holders through the exercise of their basic subscription privilege at the subscription price, or the over‑subscription privilege, subject to certain limitations. The maximum number of shares that a rights holder may purchase through the over‑subscription privilege is the rights holder’s pro rata share of the shares not purchased by other rights holders through exercises of their basic subscription privileges. See also “Certain Purchase Limitations.”

If sufficient shares are available, we will seek to honor your over‑subscription request in full, so long as it does not exceed your pro rata share or other ownership thresholds described in this prospectus.

Use of Proceeds	Net proceeds of this offering (and the Backstop Commitment, to the extent exercised) will be used for general corporate purposes, which may include investments and acquisitions.
Expiration Date

The rights expire worthless if they are not validly exercised on or before 5:00 p.m. Eastern time on December 23, 2016, or the expiration date, unless we extend the subscription period (which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 20 days).

Transferability of Rights

The rights are not transferable separately from the underlying shares of our common stock. The rights will attach to the shares of our common stock and will trade together as a unit under the symbol “GECXU” and CUSIP 39036P 308 after the effective date until the earlier of the expiration date or the exercise of the rights.

Transferability of Common Stock Following Exercise of the Rights

If the rights attached to a share of common stock are exercised before the expiration date, shares of common stock as to which the rights have been exercised will be traded separately under the symbol “GECX” and CUSIP 39036P 209.

Trading of Common Stock Following the Expiration Date	Following the expiration date, the common stock will trade again under the symbol “GEC” but with the new CUSIP 39036P 209.
No Board Recommendation	Our board of directors is not making any recommendation to you with respect to this offering.

Backstop Commitment

A consortium of investors led by Gracie Investing, LLC has committed to purchase up to $36.6 million of shares of common stock, at the subscription price, to the extent that the exercise of rights result in gross proceeds to us of less than $45 million. Notwithstanding the above, in no case will any backstop provider become the beneficial owner of more than 19.9% of our outstanding shares of common stock as result of the transactions described in this prospectus, and the maximum number of shares issued to each backstop provider in connection with the Backstop Commitment will be proportionately reduced as necessary to give effect to such limitation. We will not pay any fee to the backstop providers.

Certain Purchase Restrictions

As of June 30, 2016, we had net operating loss carryforwards totaling approximately $1.7 billion, as measured for U.S. federal income tax purposes. The utilization of these net operating loss carryforwards could be limited if we experience a change in ownership under Section 382 of the Internal Revenue Code of 1986, or the Code. The rights will be distributed pro rata among our stockholders. It is therefore intended that no such ownership change will occur as a result of this offering.

We have adopted a tax preservation rights plan and an ownership restriction provision in our certificate of incorporation with respect to persons who become owners, for applicable tax purposes, of 4.99% or more of our common stock (each, a 5% Holder), without express approval of our board of directors.

No person that is not already a 5% Holder will be entitled to exercise its rights to the extent such an exercise would cause that person to be a 5% Holder (calculated immediately upon closing of this offering after giving effect to the Backstop Commitment). No person that is already a 5% Holder will be entitled to exercise its rights to the extent such exercise would increase that person’s proportionate interest in our common stock.

It should be noted that our board of directors has granted Gracie Investing, LLC a conditional waiver under our tax benefits preservation rights agreement (our Tax Rights Plan) and the applicable provision of our certificate of incorporation to allow Gracie Investing, LLC to acquire shares of our common stock pursuant to the Backstop Commitment.

Participation by Our Largest Stockholders

The MAST Funds in the aggregate beneficially own approximately 18.6% of the outstanding shares of our common stock. The MAST Funds have indicated that they intend to fully exercise their basic subscription privilege. There, however, is no binding agreement for them to do so.

Exercise by the MAST Funds of their over‑subscription privilege would require a waiver under our Tax Rights Plan and the ownership restriction in our certificate of incorporation.
Participation by Directors & Executive Officers

Our directors and executive officers that own shares of our common stock on the effective date are permitted, but not required, to participate in this offering on the same terms and conditions applicable to all stockholders. All of our directors (except Mr. Serota who joined our board after the backstop agreement was executed) are backstop providers.

U.S. Federal Income Tax Considerations

We intend to take the position that the distribution of rights generally is a non‑taxable distribution to holders of our common stock and that holders of shares of our common stock generally will not recognize any gain or loss upon the exercise of rights received in this offering. This position, however, is not binding on the Internal Revenue Service, or IRS, or the courts, and if this position is finally determined by the IRS or a court to be incorrect, the distribution of the rights, or the exercise thereof, could be taxable to holders of our common stock. You should refer to “U.S. Federal Income Tax Considerations” for a more complete discussion, including qualifications and limitations. In addition, you should consult your own tax advisor as to the tax consequences to you of the receipt, exercise and expiration of the rights in light of your particular circumstances.

Amendment and Extension; Cancellation

We may amend the terms of this offering. Our board of directors may decide to extend this offering for additional periods, although it does not currently intend to do so. We also reserve the right to withdraw this offering at any time prior to the expiration date and for any reason. If this offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in this offering.

No Revocation	All exercises of rights are irrevocable.
Procedures for Exercising Rights	To exercise your rights, you must take the following steps:

If you hold your common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the rights you own. The record holder must exercise the rights on your behalf. If you wish to exercise your rights in this offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. You will not receive a subscription certificate from us. Please follow the instructions of your nominee. Your nominee may establish a submission deadline that may be before the expiration date

If you hold a subscription certificate and you wish to participate in this offering, you must properly complete and sign Form 1 of the subscription certificate for the subscription privilege, and if you wish to exercise a portion or all of your entitlement under the over‑subscription privilege, Form 2 of the subscription certificate, and deliver the signed subscription certificate, together with payment of the subscription price, to the subscription agent before the expiration date or use the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.” You may be required to provide signature guarantees.

Please follow the delivery instructions on the subscription certificate. Do not deliver documents to us. You are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by the expiration date. If you cannot deliver your subscription certificate to the subscription agent prior to the expiration of this offering period, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to exercise the number of rights you requested to exercise, or if such number is not specified in the forms, the payment received will be applied to exercise your rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over‑subscription privilege and the elimination of fractional shares. If your payment for the number of rights you requested to exercise is greater than the amount you owe for your subscription, you will be deemed to have exercised your over‑subscription privilege to purchase the maximum number of shares with your over‑payment. Any excess subscription payments will be returned by the subscription agent, without interest or penalty, as soon as practicable following the expiration of this offering period.

Dealer Managers	Oppenheimer & Co. and Janney Montgomery Scott are acting as our dealer managers for this offering. The dealer managers will be paid a fee of 3.5% of our gross proceeds from this offering.
Outstanding Shares of Common Stock	10,457,543 shares outstanding as of November 22, 2016.
24,158,008 shares outstanding as of November 22, 2016, assuming all of the rights were exercised.

Risk Factors (see page 7)

Investing in our common stock involves a high degree of risk. You should consider carefully the information discussed in “Risk Factors.”

Summary Selected Financial Data

The following table sets forth selected consolidated statement of operations data (all periods before June 30, 2016 have been restated to give effect to the divestiture of our patent business) quarters ended September 30, 2016, and 2015 and for the fiscal years ended June 30, 2016, 2015 and 2014 and our consolidated balance sheet data as of September 30, 2016 and 2015 and as of June 30, 2016, 2015 and 2014 (in thousands, except per share data):

	Three Months Ended September 30,		Fiscal Year ended June 30,
	2016	2015	2016	2015	2014	2013
Selected Consolidated Statements of Operations Data:
Net revenues	$—	$—	$—	$—	$—	$—
Operating expenses	2,538	1,651	9,835	8,040	5,709	14,965
Operating loss from continuing operations	(2,538)	(1,651)	(9,835)	(8,040)	(5,709)	(14,965)
Loss from continuing operations	(5,513)	(2,836)	(9,440)	(12,196)	(5,592)	(15,153)

Discontinued operations:

Income (loss) from discontinued operations, net of tax	2,098	(7,381)	(5,830)	(29,563)	6,025	(24,676)
Gain (loss) on sale of discontinued operations	—	—	24,692	—	—	(7,784)
Total income (loss) from discontinued operations	2,098	(7,381)	18,862	(29,563)	6,025	(32,460)
Net income (loss)	$(3,415)	$(10,217)	$9,422	$(41,759)	$433	$(47,613)

Basic and diluted earnings (loss) per share
Continuing operations	$(0.58)	$(0.30)	$(1.00)	$(1.31)	$(0.62)	$(2.00)
Discontinued operations	$0.22	$(0.79)	$2.00	$(3.17)	$0.67	$(4.29)
Net income (loss) per share	$(0.36)	$(1.09)	$1.00	$(4.48)	$0.05	$(6.29)

Shares used in computing basic and diluted earnings (loss) per share:	9,467	9,366	9,412	9,332	8,999	7,570

	As of September 30,		As of June 30,
	2016	2015	2016	2015	2014	2013
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	$62,414	$73,565	$80,711	$73,755	$93,877	$47,613
Investments (1)	$—	$3,707	$—	$11,713	$51,813	$10,793
Total assets	$71,698	$80,841	$81,751	$88,884	$150,441	$78,238
Related party note payable	$28,147	$31,026	$34,640	$29,874	$25,693	$22,096
Stockholders' equity	$33,588	$13,801	$36,821	$23,504	$63,071	$43,927

(1)	Includes short and long‑term investments.
(2)	Includes current and non‑current deferred revenue. These amounts have been reclassified to liabilities related to assets sold in the accompanying consolidated balance sheets.
(3)	Includes current and non‑current fee share obligation. These amounts have been reclassified to liabilities related to assets sold in the accompanying consolidated balance sheets.

Important Dates to Remember

Set forth below are certain important dates for this offering, which are generally subject to extension:

Effective Date	November 23, 2016
Expiration Date (1)	December 23, 2016
Deadline for Delivery of Subscription Certificates and Payment for Shares (2)	December 23, 2016
Deadline for Delivery of Notice of Guaranteed Delivery (2)	December 23, 2016
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	December 28, 2016
Anticipated delivery of the Common Stock purchased in this offering	December 29, 2016

(1)	Unless extended by us, which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 20 days.
(2)

Participating rights holders must, by the expiration date (unless this offering is extended), either (a) deliver a subscription certificate and payment for shares or (b) cause to be delivered on their behalf a notice of guaranteed delivery.

RISK FACTORS

Exercising your rights and investing in our common stock involves risks. You should consider carefully the following information about these risks, together with the other information incorporated by reference into this prospectus, before investing in shares of common stock. These risks could have a material adverse effect on our business, financial condition, liquidity and results of operations and the market price of our common stock. You could lose all of your investment in our common stock.

Risks Related to this Offering

This offering may cause the price of our common stock to decline and it may not recover for a substantial period of time or at all.

The subscription price represents a 28.5% discount to the opening price of our common stock on Nasdaq of $4.60 per share from September 14, 2016 (the date we initially filed the registration statement related to this offering with the Securities and Exchange Commission, or the SEC) and a 17 % discount to the closing price of our common stock on November 22, 2016. The subscription price, together with the number of shares of our common stock we propose to issue and ultimately will issue if this offering and the Backstop Commitment are completed, may result in an immediate decrease in the market value of our common stock. If the market price of our common stock falls below the subscription price, participants in this offering will have committed to buy shares of our common stock in this offering at a price greater than the prevailing market price. Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. We cannot assure you that the market price of our shares of common stock will not decline prior to the expiration of this offering or that, after shares of our common stock are issued upon exercise of rights, a subscribing rights holder will be able to sell shares of our common stock purchased in this offering at a price greater than or equal to the subscription price.

A significant number of our stockholders may not exercise their rights and instead elect to sell their shares of our common stock, together with the attached rights, in the market causing the market price of our common stock to fall.

We recently changed our business from patent licensing to being a holding company whose initial investment is in the investment management business. A number of our stockholders purchased our stock when we were in a different business than the ones contemplated by our current business plan. Those investors may elect to sell their shares rather than exercise their rights because, among other factors, our current business plan is different than such stockholders’ original thesis for investing in us. The sale of significant blocks of our common stock, together with the attached rights, would likely cause the market price of our common stock to fall as a result of this offering forcing such stockholders to choose between having their ownership stake diluted or increasing their investment in our business.

The subscription price determined for this offering and the purchase price under the Backstop Agreement may not be indicative of the fair value of our common stock.

The subscription price was set by our board of directors and you should not consider the subscription price as an indication of the value of our common stock. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, expected cash flows, losses, financial condition or any other established criteria for fair value. The market price of our common stock could decline during or after this offering, and you may not be able to sell shares of our common stock purchased in this offering at a price equal to or greater than the subscription price, or at all.

Our common stock price may be volatile.

The trading price of our common stock may fluctuate substantially. The price of our common stock that will prevail in the market after this offering may be higher or lower than the subscription price, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

▪	price and volume fluctuations in the overall stock market from time to time;
▪	significant volatility in the market price and trading volume of securities of our competitors;
▪	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations or recommendations of securities analysts;
▪	material announcements by us or our competitors regarding business performance, financings, mergers and acquisitions or other transactions;
▪	general economic conditions and trends;
▪	legislative or regulatory changes affecting the businesses we invest in; or
▪	departures of key personnel.

Your interest in us may be diluted as a result of this offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of this offering and the Backstop Commitment, own a smaller proportional interest in us than would otherwise be the case had they fully exercised their rights. After giving effect to this offering, assuming that it is fully subscribed, we would have approximately 24,158,008 shares of common stock outstanding, representing an increase in outstanding shares of approximately 13,700,465, or approximately 131%.

There can be no guarantee that the stock purchase contemplated by the Backstop Agreement will be consummated if this offering is not fully subscribed.

The closing of the transactions contemplated by the Backstop Agreement is subject to satisfaction or waiver of conditions, including compliance with covenants and the accuracy of representations and warranties provided in the Backstop Agreement and consummation of this offering. As a result, we cannot guarantee that the transactions contemplated by the Backstop Agreement will be consummated if this offering is not fully subscribed. Failure to consummate the transactions contemplated by the Backstop Agreement could have adverse effects on our business and results of operations and financial condition.

You may not revoke your exercise of rights.

Once you have exercised your rights, you may not revoke such exercise in whole or in part. Accordingly, any exercise of rights will constitute a binding commitment to purchase and pay for the shares of our common stock issuable upon such exercise, regardless of any changes in the value of such shares, in our business, financial condition, results of operations or future prospects or in your individual circumstances.

The rights are not transferable separately from the common stock to which they are attached and thus there will be no market for them.

You cannot transfer or sell your rights to anyone else. We do not intend to list the rights on any securities exchange or include them in any automated quotation system. Therefore, there will be no market for the rights. The rights are attached to your shares of our common stock so if you sell your shares of common stock without first exercising your rights, the purchaser of your shares will be entitled to exercise the rights attached to the shares you sold.

Following the exercise of rights, but prior to the expiration date, shares of our common stock will be tradable in a market that is likely to be illiquid.

During the period of the Rights Offering, i.e., following the effective date but prior to the expiration date, our common stock will trade along with the associated rights as a unit under CUSIP 39036P 308. Therefore, if you transfer shares of our common stock during the period of the Rights Offering and prior to the exercise of the attached rights, the rights associated with those shares of common stock will transfer along with the shares of common stock. Following the exercise of the rights, the trading unit will terminate and the common stock to which the rights attach will be traded separately from such rights. These shares of common stock that no longer have attached rights will have a new CUSIP 39036P 209. From and after the expiration date, all of our common stock will trade under the new CUSIP 39036P 209. During the period of the rights offering, our common stock may concurrently trade under two symbols and two CUSIPs, which may result in reduced trading volume and market interest for such shares.

You may not be able to resell any shares of our common stock that you purchase upon the exercise of rights immediately upon expiration of this offering.

If you exercise your rights, you may not be able to resell the common stock purchased by exercising your rights until you (or your broker or other nominee) have received a stock certificate or book‑entry representing those shares. Although we will endeavor to issue the appropriate certificates and book‑entries as soon as practicable after completion of this offering, there may be some delay between the expiration date and the time that we issue the new stock certificates and book‑entries.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in determining how the net proceeds of this offering will be used. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. You may not agree with the manner in which we choose to allocate and spend the net proceeds.

If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate this offering at any time only with the consent of the backstop providers after the termination of the Backstop Agreement in accordance with its terms. If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of our common stock who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date, unless extended. If you are a beneficial owner of shares of our common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to the expiration date, unless extended. We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date, unless extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this offering.

Any uncertified check used to pay for shares to be issued in this offering must clear before the expiration date, and the clearing process may require five or more business days. If you choose to exercise your rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date, you will not have satisfied the conditions to exercise your right and will not receive the shares you wish to purchase.

This offering may limit our ability to use some or all of our net operating loss carryforwards in the future.

As of June 30, 2016, we had net operating loss carryforwards for U.S. federal income tax purposes of approximately $1.7 billion. Under Section 382 of the Code, a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre‑change net operating loss carryforwards to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look‑through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). Although we have taken steps intended to preserve our ability to utilize our net operating loss carryforwards, such efforts may not be successful. While we do not believe that this offering and the issuance of shares pursuant to exercised rights will cause an ownership change, the IRS and the courts are not bound by our determination. Also, even if this offering and the issuance of shares pursuant to exercised rights do not cause an ownership change, they could increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Code in the future. Limitations imposed on our ability to utilize net operating loss carryforwards could cause U.S. federal income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such net operating loss carryforwards to expire unused, in each case reducing or eliminating the benefit of such net operating loss carryforwards.

Members of our board of directors and employees of our GECM subsidiary are providing a portion of the Backstop Commitment. The interests of our employees and board of directors in this offering may be different from yours.

Members of our board of directors are among the investors providing the Backstop Commitment in connection with this offering. See “The Backstop Agreement.” If the Backstop Commitment is fully exercised as a result of no stockholders electing to participate in this offering, members of our board of directors would own a proportionately larger share of our outstanding common stock upon the closing of the Backstop Commitment.

If none of the rights were exercised, members of our board of directors would invest approximately $3.7 million, increasing their aggregate ownership of shares of our common stock by approximately 1,127,244 shares of common stock outstanding, representing an increase of approximately 10.8% of the shares outstanding on the effective date.

Options to purchase 141,437 shares of our common stock that were issued to our Chief Executive Officer are subject to anti-dilution protection that will reduce the exercise price of such options from $6.99 per share to the subscription price.  We agreed that if we issued rights or made a distribution while such options were outstanding, we would treat such rights on an as-if-exercised basis with respect to such rights or distribution, including the rights.

If the Backstop Commitment were fully exercised, GECM employees and their affiliates who are not members of our board of directors would in the aggregate acquire 3,261,520 shares of our common stock, for an aggregate purchase price of $9.3 million. In addition, the backstop providers, including the GECM employees and their affiliates, will be entitled to registration rights with respect to any shares of our common stock they acquire under the Backstop Commitment. See “The Backstop Agreement—Registration Rights” for more information.

We recently redeemed our Senior Secured Notes due 2019 at a premium to face value. All of the notes were held by the MAST Funds. MAST Funds are our largest stockholder.

On October 18, 2016, we redeemed all of our Senior Secured Notes due 2019. At the time the notes were originally issued, we negotiated a fixed prepayment penalty, which was a 6.4375% premium over the face value of our notes. All of the notes were held by the MAST Funds. MAST Funds are our largest stockholder. Peter A. Reed is a partner in MAST Capital, a member of our board of directors, is Chief Executive Officer of GECC and Chief Investment Officer of Great Elm Capital Management, our wholly‑owned registered investment advisor. Other partners in MAST Capital are also backstop providers. There are conflicts of interest as a result of Mr. Reed’s participation in the structuring of this offering and the Backstop Commitment, his participation as a backstop provider and our early redemption of our notes at a premium.

Risks Related to Our Business

We are in the midst of a transition and there are a number of uncertain factors.

We are in the midst of a transition and there are a number of uncertain factors including, but not limited to:

▪	There may be unknown liabilities or obligations related to businesses we have divested;
▪	We are recruiting new members of our board of directors and a new chief financial officer;
▪	We recently hired an interim chief executive officer;
▪	We just closed on our first investment in the asset management business, but we cannot assure you that the transaction will be succeessful;
▪	Our historical financial statements have been restated to reflect our discontinued operations and those financial statements do not serve as a basis for evaluating our new business;
▪	We are relocating our headquarters and implementing new information systems; and
▪	We have plans to make significant investments but cannot provide specificity as to our future investments or financing plans.

These and other factors, including the other risk factors described in this document, make it difficult for you and other market participants to value our company and our prospects. We are unaware of any comparable company that securities analysts can use to benchmark our performance and valuation. We cannot give any assurance that any of the uncertainties or risk factors in this document will be favorably resolved.

Our growth strategy may not be successful.

The process to identify potential investment opportunities and acquisition targets, to investigate and evaluate the future returns therefrom and business prospects thereof and to negotiate definitive agreements with respect to such transactions on mutually acceptable terms can be time consuming and costly. We are likely to encounter intense competition from other companies with similar business objectives to ours, including private equity and venture capital funds, sovereign wealth funds, investment firms with significantly greater financial and other resources and operating businesses competing for acquisitions. Many of these companies are well established, well financed and have extensive experience in identifying and effecting business combinations.

Because we will consider investments in different industries, you have no basis at this time to ascertain the merits or risks of any business that we may ultimately invest in.

Our business strategy contemplates investment in one or more operating businesses. We are not limited to acquisitions and/or investments in any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately invest or the target businesses with which we may ultimately invest. We cannot assure you that all of the significant risks present in that opportunity will be properly assessed. Even if we properly assess those risks, some of them may be outside of our control or ability to affect. Except as required under Nasdaq rules and applicable law, we will not seek stockholder approval of any investment that we may pursue, so you will most likely not be provided with an opportunity to evaluate the specific merits or risks of such a transaction before we become committed to the transaction.

We may not correctly assess the management teams of the businesses we invest in.

The value of the businesses we invest in is driven by the quality of the leaders of those businesses. When evaluating the desirability of a prospective target business, our ability to assess the target business’ management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we expected. Should the target’s management not possess the necessary skills, qualifications or abilities, the operations and profitability of that business will be negatively impacted.

Subsequent to an investment, we may be required to take write‑downs or write‑offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business that we invest in, we cannot assure you that this diligence will identify all material issues that may be present inside a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business or outside of our control will not later arise. As a result of these factors, we may be forced to later write‑down or write‑off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non‑cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants under our debt agreements. Accordingly, you could suffer a significant reduction in the value of your shares.

Changing conditions in financial markets and the economy could impact us through decreased revenues, losses or other adverse consequences.

Global or regional changes in the financial markets or economic conditions could adversely affect our business in many ways, including the following:

▪

Adverse changes in the market could also lead to a reduction in revenues from investment management fees and investment income from managed funds and losses on our own capital invested in managed funds. Even in the absence of a market downturn, below‑market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

▪

Limitations on the availability of credit, such as occurred during 2008, can affect our ability to borrow on a secured or unsecured basis, which may adversely affect our liquidity and results of operations. Global market and economic conditions have been disrupted and volatile in the last several years and may be in the future. Our cost and availability of funding could be affected by illiquid credit markets and wider credit spreads.

▪	New or increased taxes on compensation payments or financial transactions may adversely affect our profits, if earned.
▪

Should one of our customers, debtors or competitors fail, our business prospects and revenue could be negatively impacted due to negative market sentiment causing customers to cease doing business with us and our lenders to cease extending credit to us, which could adversely affect our business, funding and liquidity.

We intend to create bespoke financial products. These initiatives may expose us to unexpected market, legal, operational or reputational risks.

We intend to create bespoke financial products that will solve challenges for our customers by using our human and financial resources, including our tax profile, and our risk modeling capabilities. These products may, among other things:

▪	not perform as we model them;
▪	have unknown or unexpected correlations to changes in the economy or markets;
▪	require the investment of more of our capital than we anticipate;
▪	not be in bankruptcy remote entities even though we have structured them to be bankruptcy remote;
▪	not survive challenge by regulatory bodies or in court;
▪	result in a change in law as legislators and regulators discover unintended consequences of current legislation and regulation;
▪	require us to indemnify our customer against certain risks;
▪	result in negative publicity for us or our customers; and
▪	have unknown or inadequately planned for structural challenges.

Our business, financial condition and results of operations are dependent upon those of our individual businesses, and our aggregate investment in particular industries.

We are a holding company that will make investments in businesses and assets in a number of industries. Our business, financial condition and results of operations are dependent upon our investments. Any material adverse change in one of our investments or in a particular industry in which we invest may cause material adverse changes to our business, financial condition and results of operations. Concentration of capital we devote to a particular investment or industry may increase the risk that such investment could significantly impact our financial condition and results of operations, possibly in a material adverse way. Our portfolio of investments will change from time to time.

Our ability to successfully grow our new business and to be successful thereafter will be totally dependent upon the efforts of our key personnel. The loss of key personnel could negatively impact the operations and profitability of our business.

Our ability to successfully effect our growth strategy is dependent upon the efforts of our key personnel. Peter. A. Reed is Chief Executive Officer of GECC and Chief Investment Officer of GECM. Richard S. Chernicoff has been our lead independent director, chairman of our board and is now our Chief Executive Officer. Our key personnel realize their importance to our business and may demand increased compensation as a result. The loss of our key personnel could severely negatively impact the operations and profitability of our business. We compete with many other entities for skilled management and staff employees, including entities that operate in different market sectors than us. Delays in recruiting and costs to recruit and retain adequate personnel could materially adversely affect results of operations.

Difficult market conditions can adversely affect our asset management business in many ways, by reducing the value or performance of our funds (including our invested funds and funds invested by third parties) or by reducing the ability of our funds to raise or deploy capital, each of which could negatively impact our income and cash flow and adversely affect our financial condition.

The build‑out of our asset management business is affected by conditions in the financial markets and economic conditions and events throughout the world, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws and regulations, market perceptions and other factors. In addition, we made a substantial investment in GECC. Adverse changes could lead to a reduction in investment income, losses on our own capital invested and lower revenues from asset management fees. Such adverse changes may also lead to a decrease in new capital raised and may cause investors to withdraw their investments and commitments. Even in the absence of a market downturn, below market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that may make it more difficult to attract new investors or retain existing investors.

We may issue additional shares of common stock or shares of our preferred stock to obtain additional financial resources, as acquisition currency or under employee incentive plans. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Our certificate of incorporation authorizes our board of directors to issue shares of our common stock or preferred stock from time to time in their business judgement up to the amount of our then authorized capitalization. We may issue a substantial number of additional shares of our common stock, and may issue shares of our preferred stock. These issuances:

▪	may significantly dilute your equity interests;
▪	require you to make an additional investment in us or suffer dilution of your equity interest;
▪	may subordinate the rights of holders of shares of our common stock if shares of preferred stock are issued with rights senior to those afforded to our common stock;
▪	could cause a change in control if a substantial number of shares of our common stock are issued;
▪	which may affect, among other things, our ability to use our net operating loss carry forwards and could result in the resignation or removal of our present officers and directors; and
▪	may adversely affect prevailing market prices for our common stock.

We may issue notes or other debt securities, or otherwise incur substantial debt, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

We may choose to incur substantial debt to finance our growth plans. The incurrence of debt could have a variety of negative effects, including:

▪	default and foreclosure on our assets if our operating cash flows are insufficient to repay our debt obligations;
▪

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach covenants that require the maintenance of financial ratios or reserves without a waiver or renegotiation of that covenant;

▪	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
▪	our inability to pay dividends on our common stock;
▪

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

▪	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
▪	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
▪

limitation on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

If we are deemed to be an investment company under the Investment Company Act of 1940 (the Investment Company Act), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to execute our growth plans.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

▪	restrictions on the nature of our investments, and
▪	restrictions on the issuance of securities,

each of which may make it difficult for us to run our business.

In addition, the law may impose upon us burdensome requirements, including:

▪	registration as an investment company;
▪	adoption of a specific form of corporate structure; and
▪	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

There are conflicts of interest involving MAST Capital and its affiliates.

These conflicts of interest, include, among others:

▪	Funds managed by MAST Capital are our largest stockholder;
▪	Funds managed by MAST Capital owned all of our notes;
▪	Peter A. Reed, a partner in MAST Capital, is a member of our board of directors and was chairman of our board of directors’ nominating and corporate governance committee and compensation committee;
▪	Mr. Reed is Chief Executive Officer of GECC and Chief Investment Officer of GECM;
▪	All of the partners of MAST Capital and all of its employees are both our employees and continue to be partners or employees of MAST Capital devoting substantial time to MAST Capital’s business;
▪	In connection with hiring the MAST Capital team, we took over substantially all of the operating expenses of MAST Capital;
▪	MAST Capital will be obligated to reimburse us for its allocable portion of costs of running our asset management business;
▪	We assumed MAST Capital’s commercial contracts, leases and other obligations; and
▪

MAST Capital, its partners and employees will receive compensation in connection with GECC’s business, directly and through their ownership of 19.9% of the equity of and $10.8 million of installment debt of one of our subsidiaries.

These conflicts of interest may result in arrangements that are not as favorable to us as those available on an arms‑length basis. The significant ownership stake held by the MAST Funds may result in MAST Capital and its partners having undue influence over our affairs. These conflicts of interests may adversely affect the perception of our company, the value of our common stock or the willingness of new investors to invest in us.

Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties.

Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us, subject to their fiduciary duties under applicable law.

We may engage in a business combination with one or more target businesses that have relationships with the MAST Funds, our executive officers, directors or existing holders which may raise potential conflicts of interest.

In light of the involvement of our executive officers and directors with other entities in the investment management business and otherwise, we may decide to acquire or do business with one or more businesses affiliated with the MAST Funds or our executive officers and directors. Our directors also serve as officers and board members for other entities. Such entities may compete with us. We could pursue an affiliate transaction if we determined that such affiliated entity met our criteria for a business combination and such transaction was approved by a majority of our disinterested directors. Potential conflicts of interest may exist, and, as a result, the terms of the business combination may not be as advantageous to our public stockholders as they would be absent any conflicts of interest.

Increased competition may adversely affect our revenues, profitability and staffing.

All aspects of our business are intensely competitive. We will compete directly with a number of bank holding companies and commercial banks, other brokers and dealers, investment banking firms, business development companies, private equity funds, and other financial institutions. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. Increased competition or an adverse change in our competitive position could lead to a reduction of business and therefore a reduction of revenues and profits.

Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away employees, which may result in us losing business formerly serviced by such employees. Competition can also increase our costs of hiring and retaining the employees we need to effectively operate our business.

The financial services industry is subject to extensive laws, rules and regulations.

Firms that engage in securities and derivatives trading, wealth and asset management and investment banking must comply with the laws, rules and regulations imposed by national and state governments and regulatory and self‑regulatory bodies with jurisdiction over such activities. Such laws, rules and regulations cover all aspects of the financial services business, including, but not limited to, sales and trading methods, trade practices, use and safekeeping of customers’ funds and securities, capital structure, anti‑money laundering and anti‑bribery and corruption efforts, recordkeeping and the conduct of directors, officers and employees.

Regulators will supervise our business activities to monitor compliance with laws, rules and regulations of the relevant jurisdiction. In addition, if there are instances in which our regulators question our compliance with laws, rules, and regulations, they may investigate the facts and circumstances to determine whether we have complied.

At any moment in time, we may be subject to one or more such investigation or similar reviews. There can be no assurance that our operations will not violate such laws, rules, or regulations and such investigations and similar reviews will not result in adverse regulatory requirements, regulatory enforcement actions and/or fines.

We may not be able to generate sufficient taxable income to fully realize our deferred tax asset, which would also have to be reduced if U.S. federal income tax rates are lowered.

At June 30, 2016, we had deferred tax assets of $1.7 billion. If we are unable to generate sufficient taxable income, we will not be able to fully realize the recorded amount of the net deferred tax asset. If we are unable to generate sufficient taxable income prior to the expiration of our U.S. federal net operating loss carryforwards, the net operating loss carryforwards would expire unused. Our projections of future taxable income required to fully realize the recorded amount of the gross deferred tax asset reflect numerous assumptions about our operating businesses and investments, and are subject to change as conditions change specific to our business units, investments or general economic conditions. Changes that are adverse to us could result in the need to increase the deferred tax asset valuation allowance resulting in a charge to results of operations and a decrease to stockholders’ equity. In addition, if U.S. federal income tax rates are lowered, we would be required to reduce our net deferred tax asset with a corresponding reduction to earnings during the period.

If our tax filing positions were to be challenged by federal, state and local or foreign tax jurisdictions, we may not be wholly successful in defending our tax filing positions.

We record reserves for unrecognized tax benefits based on our assessment of the probability of successfully sustaining tax filing positions. Management exercises significant judgment when assessing the probability of successfully sustaining tax filing positions, and in determining whether a contingent tax liability should be recorded and, if so, estimating the amount. If our tax filing positions are successfully challenged, payments could be required that are in excess of reserved amounts or we may be required to reduce the carrying amount of our net deferred tax asset, either of which result could be significant to our financial position, cash balances and results of operations.

We may incur losses if our risk management is not effective.

We seek to monitor and control our risk exposure. Our risk management processes and procedures are designed to limit our exposure to acceptable levels as we conduct our business. We intend to develop and apply a comprehensive framework of limits on a variety of key metrics to constrain the risk profile of our business activities. The size of the limit reflects our risk tolerance for a certain activity. The framework is expected to include investment position and exposure limits on a gross and net basis, scenario analysis and stress tests, value‑at‑risk, sensitivities, exposure concentrations, aged inventory, amount of Level 3 assets, counterparty exposure, leverage, cash capital, and performance analysis. While we intend to employ various risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application, including risk tolerance determinations, cannot anticipate every economic and financial outcome or the specifics and timing of such outcomes. As a result, we may incur losses notwithstanding our risk management processes and procedures.

Operational risks may disrupt our business, result in regulatory action against us or limit our growth.

Our businesses will be highly dependent on our ability to process, on a daily basis, transactions across numerous and diverse markets, and the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain its ability to expand its businesses.

Our financial and other data processing systems will rely on access to and the functionality of operating systems maintained by third parties. If the accounting, trading or other data processing systems on which we are dependent are unable to meet increasingly demanding standards for processing and security or, if they fail or have other significant shortcomings, we could be adversely affected. Such consequences may include our inability to effect transactions and manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.

Our operations will rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks.

Our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. Additionally, if a customer’s computer system, network or other technology is compromised by unauthorized access, we may face losses or other adverse consequences by unknowingly entering into unauthorized transactions. If one or more of such events occur, this potentially could jeopardize our, our customers’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks. Furthermore, such events may cause interruptions or malfunctions in our, our customers’, our counterparties’ or third parties’ operations, including the transmission and execution of unauthorized transactions.

We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us. The increased use of smartphones, tablets and other mobile devices as well as cloud computing may also heighten these and other operational risks. We and our third party providers are the subject of attempted unauthorized access, computer viruses and malware, and cyber attacks designed to disrupt or degrade service or cause other damage and denial of service. Additional challenges are posed by external parties, including foreign state actors. There can be no assurance that such unauthorized access or cyber incidents will not occur in the future, and they could occur more frequently and on a larger scale. Legal liability arising from such risks may harm our business. Many aspects of our business involve substantial risks of liability.

Recent legislation and new or pending regulation may significantly affect our business.

In recent years, there has been significant legislation and increased regulation affecting the financial services industry. These legislative and regulatory initiatives affect us, our competitors, our managed investment products and our customers. These changes could have an effect on our revenue and profitability, limit our ability to pursue business opportunities, impact the value of assets that we hold, require us to change certain business practices, impose additional costs on us, require us to raise and hold additional equity capital and otherwise adversely affect its business. Accordingly, we cannot provide assurance that legislation and regulation will not eventually have an adverse effect on our business, results of operations, cash flows and financial condition.

Our financial and operational controls may not be adequate.

As we expand our business, there can be no assurance that financial controls, the level and knowledge of personnel, operational abilities, legal and compliance controls and other corporate support systems will be adequate to manage our business and growth. The ineffectiveness of any of these controls or systems could adversely affect our business and prospects. In addition, if we acquire new businesses and introduce new products, we face numerous risks and uncertainties integrating their controls and systems, including financial controls, accounting and data processing systems, management controls and other operations. A failure to integrate these systems and controls, and even an inefficient integration of these systems and controls, could adversely affect our business and prospects.

From time to time we are subject to litigation, for which we may be unable to accurately assess our level of exposure and which if adversely determined, may have a significant adverse effect on our consolidated financial condition or results of operations.

We are subject to litigation related to our divested business and may become parties to legal proceedings in connection with our future businesses. Although our current assessment is that, other than as disclosed in this report, there is no pending litigation that could have a significant adverse impact, if our assessment proves to be in error, then the outcome of litigation could have a significant impact on our financial statements.

We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a‑15(f) under the Securities Exchange Act. As disclosed in our Form 10‑K that is incorporated by reference, our management identified a material weakness in our internal control over financial reporting related to the application of ASC 740‑20 allocating taxes between continuing operations and discontinued operations. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission in Internal Control—An Integrated Framework (2013). We are actively engaged in developing a remediation plan designed to address this material weakness. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.

Risks Relating to Our Common Stock

Our common stock is subject to transfer restrictions.

We have significant net operating loss carryforwards and other tax attributes, the amount and availability of which are subject to certain qualifications, limitations and uncertainties. In order to reduce the possibility that certain changes in ownership could result in limitations on the use of the tax attributes, our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common stock and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares. The restriction will remain until the earliest of (1) the repeal of Section 382 of the Code or any successor statute if our board of directors determines that the restriction on transfer is no longer necessary or desirable for the preservation of tax benefits, (2) the close of business on the first day of a taxable year as to which our board of directors determines that no tax benefits may be carried forward, (3) such date as our board of directors may fix for expiration of transfer restrictions and (4) January 29, 2018. The restriction may be waived by our board of directors on a case by case basis. You are advised to carefully monitor your ownership of our common shares and consult your own legal advisors to determine whether your ownership of our common shares approaches the proscribed level.

We also have a Tax Rights Plan that would be triggered if any person acquires 4.99% or more of our common stock without prior approval by our board of directors. Holders of more than 4.99% of our common stock on the day the rights plan was adopted were exempted from this limitation as to the number shares they held at the time of adoption of the rights plan.

Anti‑takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

▪	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;
▪	limiting the liability of, and providing indemnification to, our directors and officers;
▪	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;
▪	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
▪	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;
▪	limiting the ability for persons to acquire 4.99% or more of our common stock;
▪	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;
▪	limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and
▪	providing that directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS

This prospectus and certain information incorporated herein by reference, contains forward‑looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward‑looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward‑looking statements are not guarantees of actual results. Our actual results may differ materially from those suggested in the forward‑looking statements. These forward‑looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation:

▪	our ability to be a successful manager of GECC;
▪	our ability to profitably manage GECC;
▪	the dividend rate that GECC will pay;
▪	claims against the $10 million deferred purchase price expected from Optis LLC on June 30, 2018 for our divested patent business;
▪	our ability to create a financial products business;
▪	our ability to create a merchant banking business;
▪	our ability to make acquisitions and manage the investments of our merchant banking business;
▪	conditions in the equity capital markets and debt capital markets as well as the economy generally;
▪	our ability to maintain the security of electronic and other confidential information;
▪	serious disruptions and catastrophic events;
▪	competition;
▪	the transformation of our board and executive leadership;
▪	our ability to attract, assimilate and retain key personnel;
▪	compliance with laws, regulations and orders;
▪	changes in laws and regulations;
▪	outcomes of litigation and proceedings and the availability of insurance, indemnification and other third‑party coverage of any losses suffered in connection therewith;
▪	our ability to consummate this offering on the terms disclosed herein;
▪	the possibility that this offering may cause the price of our common stock to decline and not recover for a substantial period of time or at all;
▪	that the subscription price may not be indicative of the fair value of our common stock;
▪	dilution of stockholders’ interest in us as a result of this offering;
▪	our ability to complete the transactions contemplated by the Backstop Agreement if this offering is not fully subscribed; and
▪	other factors described in this prospectus under “Risk Factors” or as set forth from time to time in our SEC filings.

We intend these forward‑looking statements to speak only as of the time of this prospectus and do not undertake to update or revise them as more information becomes available. Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. You are cautioned not to place undue reliance on these forward‑looking statements. We do not undertake any obligation to release publicly any revisions to these forward‑looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016, on an actual basis and on a pro forma basis, to give effect to:

▪	Our redemption of all of the remaining Senior Secured Notes due 2019 on October 18, 2016
▪	The issuance of shares between September 30, 2016 and the effective date; and
▪	This offering

In preparing the following table, we assumed all of the rights would be purchased (either through exercise of subscription privileges or over‑subscription privileges). If the rights are not fully exercised, we will exercise the Backstop Commitment to the lesser of (a) the difference between $45 million and the proceeds from this offering or (b) $36.6 million. The amount of proceeds we ultimately receive from this offering and the Backstop Commitment may be less than $45 million. Accordingly, the amounts shown in the “Pro Forma For the Rights Offering” column may differ materially from those shown below.

The capitalization table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

	As of September 30, 2016, in thousands
	Historical	Pro forma for the debt retirement	Pro forma for the Rights Offering
Cash and cash equivalents	$32,414	$1,668	$44,458
Cash invested in Great Elm Capital Corp.	30,000	30,000	30,000
Senior secured notes due 2019	28,147	―	―
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 5,000 authorized and zero outstanding	—	―	―
Common stock, par value $0.001 per share, 350,000 authorized, 9,467 outstanding on a historical basis and 21,610 outstanding on a pro forma basis	9	9	23
Additional paid‑in capital	3,249,267	3,249,267	3,292,044
Accumulated deficit	(3,215,688)	(3,226,158)	(3,226,158)
Total stockholders’ equity	$33,588	23,118	$65,908

USE OF PROCEEDS

We estimate that the net proceeds from this offering and the Backstop Commitment will be approximately $42.6 million, after deducting expenses related to this offering.

We intend to use the net proceeds received from this offering and the Backstop Commitment for general corporate purposes, which may include investments and acquisitions. We also note that among our general corporate purposes is payment of future amounts owed by us out of our GECC investment management income to MAST Capital and our employees.

On October 18, 2016, we redeemed all of our Senior Secured Notes due 2019 for approximately $30.7 million. The interest rate on the notes was 12.875%.

THE RIGHTS OFFERING

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this prospectus.

Reasons for the Rights Offering

We believe that raising equity capital will better position us to execute on our growth strategy. This offering would allow us to raise equity capital in a cost‑effective manner that allows all of our stockholders the opportunity to participate in the transaction on a pro‑rata basis, and if all stockholders exercise their rights, our stockholders may avoid dilution of their ownership interest in us, subject to the treatment of fractional shares.

Our board of directors considered various factors in evaluating this offering and related transactions, including:

▪	our current capital resources and our future need for additional liquidity and capital;
▪	our need for increased financial flexibility in order to enable us to achieve our business plan;
▪	the size and timing of this offering;
▪	the potential dilution to our current stockholders if they choose not to participate in this offering;
▪	alternatives available for raising capital, including debt and other forms of equity raises;
▪	the potential impact of this offering on the public float for our common stock; and
▪

the fact that existing stockholders would have the opportunity to participate on a pro rata basis to purchase additional shares of our common stock, subject to the restrictions described in this prospectus.

The terms of the Backstop Commitment were reviewed, negotiated and approved by our board of directors, with advice from legal counsel.

Our board of directors may continue to explore and evaluate other potential alternative financing transactions that would qualify as “superior transaction,” as defined in the Backstop Agreement. The Backstop Agreement (and this offering) may be terminated by us if we have entered into a definitive agreement to effect a superior transaction. We are required to pay the backstop providers a termination fee of approximately $1.1 million if the Backstop Agreement is terminated by reason of us entering into a definitive agreement with respect to a superior transaction. Any portion of the termination fee and any amount otherwise payable to an officer or director will be waived and retained by us.

Terms of the Offer

We are issuing to our stockholders as of the effective date rights to subscribe for an aggregate of up to 13,700,465 shares of our common stock. Each rights holder is being issued one basic subscription privilege for each share of our common stock owned as of the close of business, on November 23, 2016, the effective date (1 for 1).

Each basic subscription privilege entitles the rights holder to purchase 1.31 shares of our common stock, at a cash price of $3.285 per whole share, which represents a 17 % discount to the closing price of our common stock on November 22, 2016. Rights may only be exercised in the aggregate for whole numbers of shares of our common stock; no fractional shares of our common stock will be issued in this offering. Any fractional shares will be rounded down to the nearest whole share of common stock and any excess subscription payments will be returned by the subscription agent.

Rights holders who fully exercise their basic subscription privilege will be entitled to the over‑subscription privilege which enables such rights holders to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription privileges. If sufficient remaining shares are available, all over‑subscription requests will be honored so long as no rights holder receives more than the rights holder’s pro rata share of the shares not purchased by other rights holders through exercises of their basic subscription privileges and other ownership thresholds described herein are not exceeded.

Rights may be exercised at any time during the subscription period, which commences on November 23, 2016, the effective date, and ends at 5:00 p.m., Eastern time, on December 23, 2016, or the expiration date, unless extended by us (which extension requires the consent of the backstop providers if it results in this offering remaining open for more than 20 days).

The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.”

For purposes of determining the number of shares a rights holder may acquire in this offering, broker‑dealers, trust companies, banks or others whose shares are held of record by Cede or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for this offering to close.

Over‑Subscription Privilege

The over‑subscription privilege allows rights holders that fully exercise their basic subscription privilege to purchase additional shares of our common stock that remain unsubscribed as a result of any unexercised basic subscription privileges. You should indicate on your subscription certificate that you submit with respect to the exercise of your rights how many additional shares of our common stock you are willing to acquire pursuant to the over‑subscription privilege. If sufficient remaining shares are available, we will seek to honor over‑subscription requests in full so long as no rights holder receives more than the rights holder’s pro rata share of the shares not purchased by other rights holders through exercises of their basic subscription privileges and other ownership thresholds described herein are not exceeded.

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over‑subscription privileges may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the subscription right and the number of shares subscribed for pursuant to the over‑subscription privileges by such beneficial owner.

We will not offer or sell in connection with this offering any shares of common stock that are not subscribed for pursuant to the basic subscription privileges or the over‑subscription privileges. The backstop providers, however, have agreed to backstop this offering pursuant to the Backstop Commitment.

Expiration of this Offer

This offering will expire at 5:00 p.m., Eastern time, on December 23, 2016, unless extended by us, and rights may not be exercised thereafter.

Subject to the terms of the Backstop Agreement, our board of directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. An extension requires the consent of the backstop providers if it results in this offering remaining open for more than 20 days.

Any extension of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Transferability

On the effective date, all of our shares began trading on Nasdaq along with the associated rights as a unit under the symbol “GECXU” and CUSIP 39036P 308.

If you transfer shares of our common stock during the period of the rights offering and have not exercised the rights attached to the transferred shares before your transfer, you have transferred GECXU units consisting of the rights associated with the transferred shares of common stock along with the shares of common stock.

If you exercise your rights before the expiration date, your trading unit will terminate and be transformed into:

▪	shares of our common stock trading on Nasdaq under “GECX” and new CUSIP 39036P 209; and
▪

the right to receive shares of our common stock upon payment of the subscription price and otherwise complying with the terms of the rights certificate.  The shares that will be issued upon exercise of rights will be listed on Nasdaq under “GEC” and new CUSIP 39036P 209.

If you do not exercise your rights and remain a holder of our common stock through the expiration date, on the expiration date your shares which had been trading as GECXU units and GECX will be listed on Nasdaq as GEC shares and have the new 39036P 209 CUSIP.

Whether or not a holder transfers the underlying common stock to which the rights originally attached subsequent to any exercise of rights, the new shares of our common stock in the subscription, and over-subscription as applicable, will be issued to the holder who exercised the rights, and not any subsequent transferee of the underlying common stock.

Determination of the Subscription Price

The $3.285 subscription price was set by our board of directors using the formula negotiated with the Backstop Providers in the Backstop Agreement. In approving the subscription price, our board of directors considered, among other things, the following factors:

▪	the historical and current market price of our common stock;
▪

the 20% discount to the thirty consecutive trading day average of the daily volume‑weighted‑average prices of our common stock on the Nasdaq as compared to comparable precedent transactions, including the range of discounts to the market value (on an actual basis and a pro forma basis taking into account the Subscription Price and size of this offering) represented by the subscription prices in other rights offerings;

▪	the subscription price represents a 17% discount to the closing price of our common stock on date of this prospectus;
▪	the backstop subscription price at which Gracie Investing, LLC and the other non‑affiliate backstop providers were willing to provide their Backstop Commitment;
▪	the fact that the rights will not be tradable separately from the shares of our common stock;
▪	the fact that rights holders will have an over‑subscription privilege;
▪	the low level of execution risk of raising capital in this offering with the Backstop Commitment;
▪

the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to backstop providers and the dealer managers and our ability to access capital through such alternatives;

▪	the size of this offering; and

▪	the general condition of the securities market.

Subscription Agent and Information Agent

Computershare will act as the subscription agent and MacKenzie Partners, Inc. will act as the information agent in connection with this offering. Computershare will receive for their administrative, processing, invoicing and other services fees estimated to be approximately $85,000, plus reimbursement for all out‑of‑pocket expenses related to this offering.

Completed subscription certificates must be sent together with full payment of the subscription price for all whole shares subscribed for through the exercise of the subscription privilege and the over‑subscription privilege to the subscription agent by one of the methods described below. We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to the expiration date or by the close of business on the third business day after the expiration date following timely receipt of a notice of guaranteed delivery. See “Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth below. Eligible institutions only may also deliver the notice of guaranteed delivery to the subscription agent by facsimile at (617) 360‑6810, confirmation of faxes only: (781) 575‑2332. This number is ONLY for confirmation of a fax; for information about this offering, please contact the Information Agent.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at the numbers noted within this prospectus.
By Overnight Courier:	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 250 Royall Street, Suite V Canton, MA 02021
By First Class Mail:	Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940‑3011

Delivery to an address other than one of the addresses listed above may not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

105 Madison Avenue New York, New York 10016

(212) 929‑5500 (Call Collect) or Call Toll Free (800) 322‑2885 Email:rightsoffer@mackenziepartners.com

You may also contact your broker or nominees for information with respect to this offering.

Methods for Exercising Rights

Exercise of the Basic Subscription Privilege

Basic subscription privileges are evidenced by subscription certificates that, except as described below under “Foreign Stockholders,” will be mailed to rights holders or, if a rights holder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Basic subscription privileges may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date. Basic subscription privileges may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged by your broker, trustee or other nominee for this service. Completed subscription certificates and related payments must be received by the subscription agent on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”) at the offices of the subscription agent at the address set forth above. All exercises of basic subscription privileges are irrevocable.

Exercise of the Over‑Subscription Privilege

Rights holders who fully exercise all basic subscription privileges issued to them may participate in the over‑subscription privilege by indicating on their subscription certificate the number of shares of our common stock they are willing to acquire. If sufficient remaining shares of our common stock are available after the primary subscription, we will seek to honor over‑subscriptions requests in full so long as no rights holder receives more than the rights holder’s pro rata share of the shares not purchased by other rights holders through exercises of their basic subscription privileges and other ownership thresholds described herein are not exceeded. All exercises of over‑subscription privileges are irrevocable.

Rights Holders Whose Shares are Held by a Nominee

Rights holders whose shares are held by a nominee, such as a bank, broker‑dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the rights holder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “Payment for Shares” below.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise of subscription rights if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offering. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law.

Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)

A participating rights holder may send the subscription certificate together with payment for the shares acquired pursuant to the subscription privilege and any additional shares subscribed for pursuant to the over‑subscription privilege to the subscription agent based on the subscription price in the executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to the expiration date.

(2)

A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad‑15 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to send a notice of guaranteed delivery or otherwise guaranteeing delivery of (a) payment of the full subscription price for the whole shares subscribed for pursuant to the subscription privilege and any additional shares subscribed for pursuant to the over‑subscription privilege and (b) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to 5:00 p.m., Eastern time, on December 23, 2016, unless this offering is extended by us.

Payments by a participating rights holder must be in U.S. dollars by personal check or bank draft drawn on a bank or branch located in the United States and payable to Computershare Trust Company, N.A. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro‑ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but, if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the subscription privilege or over‑subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions:

▪	reallocate the shares to other participating rights holders in accordance with the Over‑Subscription Privilege;
▪

apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the subscription and/or the over‑subscription privilege; and/or

▪	exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Shares

Stockholders whose shares are held of record by Cede or by any other depository or nominee on their behalf or their broker‑dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee. With respect to all other stockholders, we will credit your shares by book entry and only issue stock certificates if required by law. We will not credit the shares you purchase until you provide the subscription agent with information for your bank, broker or other nominee.  If we are required to deliver a physical certificate for shares you acquire, the certificate will be mailed after payment for all the shares subscribed for has cleared, which may take up to 15 business days from the expiration date.

Termination

We may terminate this offering in the discretion of our board of directors. If we terminate this offering, we may be liable to the backstop providers (except backstop providers who are our officers or directors) for the $1,098,900 termination fee pursuant to the Backstop Agreement. If this offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or penalty, of all funds received from rights holders. All monies received by the subscription agent in connection with this offering will be held by the subscription agent, on our behalf, in a segregated interest‑bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate this offering and return your subscription payment.

Ownership Restrictions

We have adopted a Tax Rights Plan that prohibits the acquisition of more than 4.99% of our outstanding shares of our common stock. The Tax Rights Plan was adopted to prevent the occurrence of an equity ownership shift that would result in a limitation on our ability to utilize our net operating loss carryforwards for Federal income tax purposes. Our certificate of incorporation has a corresponding limitation on ownership of our common stock. Our board of directors has the right to waive the ownership limits under our certificate of incorporation and under our Tax Rights Plan. We have structured this offering so that the rights are distributed pro rata among our stockholders, and, accordingly, no change in our ownership percentages will occur as a result of the offering.

The backstop providers will make a non‑pro rata increase in ownership of our common stock. Our board of directors has granted Gracie Investing, LLC a conditional waiver under our Tax Rights Plan and the applicable provision of our certificate of incorporation to allow Gracie Investing, LLC to acquire up to 10% of our outstanding common stock per the Backstop Agreement.

Each person exercising its rights will be required to represent to us in the subscription certificate that, together with any of its affiliates or associates, it will not beneficially own more than 4.99% of our outstanding shares of common stock (calculated immediately upon closing of this offering after giving effect to the Backstop Commitment) as a result of the exercise of rights. With respect to any stockholder who already beneficially owns in excess of 4.99% of our outstanding shares of common stock, we will require such holder to represent to us in the subscription certificate that they will not, via the exercise of their rights, increase their proportionate interest in our common stock.

Any rights holder found to be in violation of either such representation will have granted to us in the subscription certificate, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and market price, each as set forth in more detail in the subscription certificate.

Notwithstanding the above, in no case shall any backstop provider become the beneficial owner of more than 19.9% of our outstanding shares of common stock as result of the transactions described in this prospectus, and the maximum number of shares issued to each investor in connection with the Backstop Commitment shall be proportionately reduced as necessary to give effect to such limitation.

No Recommendation to Stockholders

Neither our board of directors nor our dealer managers have made, nor will they make, any recommendation to stockholders regarding the exercise of rights under this offering. We cannot predict the price at which our shares of common stock will trade after this offering. You should consult with your legal, tax and financial advisors prior to making your independent investment decision about whether or not to exercise your rights.

As of the effective date, the MAST Funds beneficially owned approximately 18.6% of our common stock, and Mr. Reed, a member of our board of directors, is a partner in MAST Capital. All of the members of our board of directors (except Mr. Serota who joined our board of directors after the backstop agreement was executed) are backstop providers. You should not view the intentions of the MAST Funds or the members of our board of directors as a recommendation or other indication, by them or MAST Capital regarding whether the exercise of the subscription rights is or is not in your best interests.

Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise or sell your rights, you will lose any value represented by your rights, and if you do not exercise your rights in full, your percentage ownership interest in Great Elm will be diluted. For more information on the risks of participating in this offering, see the section of this prospectus entitled “Risk Factors.”

Effect of This Offering on Existing Stockholders; Interests of Certain Stockholders, Directors and Officers

After giving effect to this offering, assuming that it is fully subscribed, we would have approximately 24,158,008 shares of common stock outstanding, representing an increase of approximately 131% in our outstanding shares as compared to the effective date. If you fully exercise the rights that we distribute to you, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will be diluted, as you will own a smaller proportional interest in Great Elm compared to your interest prior to this offering.

As of the effective date, the MAST Funds beneficially owned approximately 18.6% of our common stock. The MAST Funds will have the right to subscribe for and purchase shares of our common stock under their basic subscription privileges and over‑subscription privileges, but they have no obligation to do so.

Further, by virtue of the MAST Funds’ ownership, they are able to control or otherwise exert substantial influence over us, including our business strategy and policies, mergers or other business combinations, acquisition or disposition of assets, future issuances of our common stock, debt or other securities, the incurrence of debt or obtaining other sources of financing, and other matters relating to our business and operations. The MAST Funds’ interests may not always be consistent with our interests or with the interests of our other stockholders. To the extent that conflicts of interest may arise between us and the MAST Funds and their affiliates, those conflicts may be resolved in a manner adverse to us or our other stockholders.

Gracie Investing, LLC requested that members of our board of directors participate in the Backstop Commitment. If the Backstop Commitment were fully exercised, members of our board of directors would in the aggregate acquire 1,127,244 shares of our common stock, for an aggregate purchase price of $3.7 million. In addition, the backstop providers, including our board members, will be entitled to registration rights with respect to any shares of our common stock they acquire under the Backstop Commitment. See “The Backstop Agreement—Registration Rights” for more information.

Options to purchase 141,437 shares of our common stock that were issued to Richard Chernicoff are subject to anti-dilution protection that will reduce the exercise price of such options from $6.99 per share to the subscription price.  We agreed that if we issued rights or made a distribution while such options were outstanding, we would treat such rights on an as-if-exercised basis with respect to such rights or distribution, including the rights.

If the Backstop Commitment were fully exercised, GECM employees and their affiliates who are not members of our board of directors would in the aggregate acquire 3,261,520 shares of our common stock, for an aggregate purchase price of $9.3 million. In addition, the backstop providers, including the GECM employees and their affiliates, will be entitled to registration rights with respect to any shares of our common stock they acquire under the Backstop Commitment. See “The Backstop Agreement—Registration Rights” for more information.

U.S. Federal Income Tax Considerations of the Rights Offering

U.S. Holders (as defined herein) generally will not recognize gain or loss on the receipt, exercise or expiration of the rights. See “U.S. Federal Income Tax Considerations” for a more complete discussion, including additional qualifications and limitations. In addition, you should consult your own tax advisors as to the tax consequences to you of the receipt, exercise and expiration of the rights in light of their particular circumstances.

Shares of Our Common Stock Outstanding After this Offering

As of the effective date, 10,457,543 shares of our common stock were issued and outstanding. Assuming no additional shares of common stock have been or will be issued by us after the effective date and prior to consummation of this offering and assuming it is fully subscribed, we expect approximately 24,158,008 shares of our common stock will be outstanding immediately after completion of this offering.

Other Matters

The rights certificates are governed by New York law. We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the rights. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of this offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your rights in order to comply with state securities laws. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the rights, you will not be eligible to participate in this offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in this offering.

THE BACKSTOP AGREEMENT

The Backstop Commitment

On September 13, 2016, we entered into a backstop agreement with a consortium of backstop providers led by Gracie Investing, LLC. On October 13, 2016, we amended and restated the original backstop agreement to reduce the formula for setting the subscription price and remove the provision in the original backstop agreement that provided for a commitment fee to the backstop providers. The backstop providers agreed to purchase from us, an aggregate number of shares of our common stock equal to the lesser of (a) $36.6 million or (b) (x) $45 million, minus (y) the aggregate proceeds of this offering, at a price per share equal to the subscription price, subject to the terms and conditions of the Backstop Agreement. Notwithstanding the above, in no case shall any backstop provider become the beneficial owner of more than 19.9% of our outstanding shares of common stock as result of the transactions described in this prospectus, and the maximum number of shares issued to each backstop provider in connection with the Backstop Commitment shall be proportionately reduced as necessary to give effect to such limitation. The Backstop Commitment is scheduled to close not later than the third trading day following the expiration date.

Expense Reimbursement

Regardless of whether the transactions contemplated by the Backstop Agreement are consummated, we have agreed to reimburse the backstop providers for all reasonable out‑of‑pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the Backstop Agreement and the transactions contemplated thereby, other than if the Backstop Agreement is terminated due to a breach by the backstop providers.

Closing Conditions

The closing of the transactions contemplated by the Backstop Agreement is subject to the satisfaction or waiver of customary conditions, including:

▪	receipt of all applicable regulatory approvals, including under the Hart‑Scott‑Rodino Act;
▪	compliance with covenants;
▪	the accuracy of representations and warranties set forth in the Backstop Agreement;
▪	the absence of a material adverse effect on us or on the ability of the backstop providers to perform their obligations under the Backstop Agreement;
▪	the effectiveness of the registration statement related to this offering;
▪	consummation of this offering; and
▪	approval for listing on the Nasdaq of shares of our common stock to be issued in this offering.

Termination

The Backstop Agreement may be terminated at any time prior to the closing of the transactions contemplated by the Backstop Agreement as follows:

▪	by mutual written agreement of the backstop providers and us;
▪	by any party, if the closing of the transactions contemplated by the Backstop Agreement does not occur by December 31, 2016;
▪	by any party, if any governmental entity shall have taken action prohibiting any of the contemplated transactions; and
▪

by the backstop providers, if we breach any of our representations, warranties, covenants or agreements set forth in the Backstop Agreement that would result in the applicable condition to closing not being satisfied, and such breach is not cured within 10 days of receipt of written notice by the investors;

▪

by us, if there is a breach of any of the backstop providers’ representations, warranties, covenants or agreements set forth in the Backstop Agreement that would result in the applicable condition to closing not being satisfied, and such breach is not cured within 10 days of receipt of written notice by us (but if the non‑defaulting backstop providers perform the defaulting backstop providers’ obligations, we would not have a termination right); or

▪	by either party if we enter into a definitive agreement with respect to a “superior transaction,” as defined in the Backstop Agreement, subject to payment by us of the termination fee described below.

In general, a “superior transaction” is defined in the Backstop Agreement as (a) a debt or equity financing transaction (other than this offering and the Backstop Commitment) or (b) a transaction involving the sale of 50% or more of our total voting power or of all or substantially all of our consolidated assets, that, in either case, our board of directors determines in good faith is in the best interests of our stockholders, including, in the case of a debt or equity financing transaction, a determination that such transaction would provide us with liquidity in an amount in excess of that expected to result from this offering and the Backstop Commitment or result in more favorable economic terms for us than this offering and the Backstop Commitment.

We are required to pay the backstop providers a termination fee equal to an aggregate of 3% of the backstop commitment, $1,098,900 million, if the Backstop Agreement is terminated by reason of us entering into a definitive agreement with respect to a “superior transaction.” Any amount otherwise payable to our officers and directors who are backstop providers will be waived and retained by us.

Indemnification

We agreed to indemnify the backstop providers and their affiliates and each of their respective officers, directors, partners, employees, agents and representatives for losses arising out of this offering and the related registration statement and prospectus (other than with respect to statements made in reliance on information provided to us in writing by the backstop providers for use herein) and claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination of a rights offering, the Backstop Agreement and certain ancillary agreements and/or any of the transactions contemplated thereby, other than losses arising out of or related to any breach by the backstop providers of the Backstop Agreement.

The backstop providers agreed to indemnify us and our affiliates and each of our respective officers, directors, partners, employees, agents and representatives for losses arising out of or relating to statements or omissions in the registration statement or prospectus for this offering (or any amendment or supplement thereto) made in reliance on or in conformity with written information relating to the backstop providers furnished to us by or on behalf of the backstop providers expressly for use therein.

Registration Rights

The purchase of shares of our common stock by the backstop providers pursuant to the Backstop Agreement would be effected in a transaction exempt from the registration requirements of the Securities Act and would not be registered pursuant to the registration statement of which this prospectus forms a part. Concurrently with entering the Backstop Agreement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Backstop providers. Under the Registration Rights Agreement, with respect to the shares of our common stock acquired by the backstop providers in this offering or in the Backstop Commitment, we agreed to:

▪

file, within 70 days of the closing of the Backstop Commitment, a shelf registration statement with respect to the resale of such shares and keep that registration statement effective for so long as the shares are not freely resalable under Rule 144;

▪	file up to four registration statements upon receipt of a request from the backstop providers; and
▪	provide the backstop providers with the right to have their shares registered in other registration statements we may file.

We will pay the expenses of the backstop providers party to the registration agreement in connection with their exercise of the registration rights, other than underwriting commissions or selling commissions attributable to the registrable securities sold by the holders thereof, as well as reimburse the holders of registrable securities included in any registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Our obligation to bear all registration expenses is absolute and does not depend on whether any contemplated offering is completed or whether any registration statement is declared effective.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes United States federal income tax considerations to U.S. Holders (defined below) relating to the receipt, exercise and expiration of the rights received by such U.S. Holders in this offering. It addresses only U.S. Holders that hold our common stock as capital assets within the meaning of Section 1221 of the Code. The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders of rights in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, insurance companies, tax‑exempt entities or qualified retirement plans, holders of 4.99% or more of a class of our stock by vote or value (whether such stock is actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, persons holding rights or shares of our common stock as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark‑to‑market method of accounting for their securities holdings, holders that have a “functional currency” other than the United States dollar, U.S. expatriates, and persons that are not U.S. Holders. In addition, the discussion below does not address persons who hold an interest in a partnership or other entity that holds rights, tax consequences arising under the laws of any state, local or non‑U.S. jurisdiction or other U.S. federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax, or the consequences of the Medicare tax on net investment income.

The following is based on the Code, the Treasury regulations promulgated thereunder (the Treasury Regulations) and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial holder of rights that is:

▪	a citizen or individual resident of the United States;
▪	a corporation (or an entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;
▪	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
▪

a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (2) it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for U.S. federal tax purposes, may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of rights, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non‑U.S. tax consequences to them of the receipt, exercise and expiration of the rights.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

U.S. Federal Income Tax Characterization of the Rights Offering

We believe that the receipt of rights in this offering will be treated as a non‑taxable transaction and not as a taxable distribution of property for U.S. federal income tax purposes. However, holders of our common stock should be aware that we can provide no assurance that the IRS will take a similar view or would agree with the tax consequences described in this summary.

Receipt of the Rights

A U.S. Holder generally will not recognize income, gain, deduction or loss on the receipt of rights in this offering. A U.S. Holder’s tax basis in its rights will depend on the relative fair market value of the rights received by such U.S. Holder and such U.S. Holder’s shares of our common stock at the time the rights are distributed. If the rights received by a U.S. Holder have a fair market value equal to at least 15% of the fair market value of such U.S. Holder’s shares of our common stock on the date of the distribution, the U.S. Holder must allocate its adjusted tax basis in its shares of our common stock between its common stock and the rights in proportion to their then relative fair market values. If the rights received by a U.S. Holder have a fair market value that is less than 15% of the fair market value of such U.S. Holder’s shares of our common stock on the date of distribution, the U.S. Holder’s tax basis in its rights will be zero unless the U.S. Holder elects to allocate its adjusted tax basis in its shares of our common stock in the manner described in the previous sentence. A U.S. Holder makes this election by attaching a statement to its U.S. federal income tax return for the year in which rights are received. The election, once made, is irrevocable. A U.S. Holder making this election must retain a copy of the election and the tax return with which it was filed to substantiate the gain or loss, if any, recognized on any later disposition of shares of our common stock received upon exercise of its rights. The holding period for the rights received by a U.S. Holder in this offering will include the U.S. Holder’s holding period for its shares of our common stock with respect to which the rights are received.

Exercise of the Rights

A U.S. Holder will not recognize gain or loss on the exercise of a right. The U.S. Holder’s tax basis in the shares of our common stock received as a result of the exercise of a right will equal the sum of the exercise price paid for the shares of our common stock and the U.S. Holder’s tax basis in the right determined as described under “Receipt of the Rights” above. The holding period for the shares of our common stock received as a result of the exercise of the right will begin on the exercise date.

A U.S. Holder that exercises rights should be aware that the exercise of such rights could result in a loss that would otherwise be recognized with respect to such U.S. Holder’s other shares of our common stock to be disallowed under the “wash sale” rules. If the “wash sale” rules apply to a U.S. Holder’s loss with respect to its other shares of our common stock, the U.S. Holder’s tax basis in any shares of our common stock received as a result of the exercise of rights would be increased to reflect the amount of the disallowed loss. U.S. Holders are urged to consult their tax advisors regarding how the “wash sale” rules apply to them in light of their particular circumstances.

Expiration of the Rights

A U.S. Holder that allows a right to expire will not recognize gain or loss and will not allocate any tax basis to the right as described under “Receipt of the Rights” above.

The above summary is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise and expiration of the rights. You should consult your own tax advisor concerning the tax consequences of your particular situation.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of November 22, 2016, there were 10,457,543 shares of our common stock outstanding and no shares of our preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or Nasdaq rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

▪	the title and stated value;
▪	the number of shares we are offering;
▪	the liquidation preference per share;
▪	the purchase price;
▪	the dividend rate, period and payment date and method of calculation for dividends;
▪	whether dividends will be cumulative or non‑cumulative and, if cumulative, the date from which dividends will accumulate;
▪	the procedures for any auction and remarketing, if any;
▪	the provisions for a sinking fund, if any;
▪	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
▪	any listing of the preferred stock on any securities exchange or market;
▪	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
▪	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
▪	voting rights, if any, of the preferred stock;
▪	preemptive rights, if any;
▪	restrictions on transfer, sale or other assignment, if any;
▪	whether interests in the preferred stock will be represented by depositary shares;
▪	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
▪	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
▪

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

▪	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti‑Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti‑Takeover Law.

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

▪

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

▪

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

▪

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

▪	any merger or consolidation involving the corporation and the interested stockholder;
▪	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
▪	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
▪	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws.

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

▪	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

▪	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment thereof duly adopted by our board of directors;
▪

provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

▪	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
▪

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by our board of directors; and

▪

restricts any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (a) increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.99% to 4.99% or more; or (b) increase the percentage of our common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our common stock.

▪

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382‑3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

▪

Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our common stock would exceed the 4.99% thresholds discussed above or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to exceed such threshold. Complicated common stock ownership rules prescribed by the Code (and regulations issued thereunder) will apply in determining whether a Person is a 4.99% stockholder under the transfer restriction in our certificate of incorporation. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.

▪

For purposes of determining the existence and identity of, and the amount of our common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our common stock. Our certificate of incorporation includes our right to require a proposed transferee, as a condition to registration of a transfer of our common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock.

Any of these provisions may be amended by a majority of the board of directors.

Tax Benefits Preservation Agreement

Our board of directors (the Board) adopted a tax benefits preservation agreement on January 20, 2015 (the Tax Rights Plan).

Description of Rights Plan

The following description of the Tax Rights Plan is qualified in its entirety by reference to the text of the Tax Rights Plan, which is an exhibit to the registration statement to which this prospectus forms a part. We urge you to read carefully the Tax Rights Plan in its entirety as the discussion below is only a summary.

Tax Rights Dividend.

Pursuant to the terms of the Rights Plan, our board of directors declared a dividend distribution of one Preferred Stock Purchase Right (a Tax Right) for each outstanding share of common stock to stockholders of record as of the close of business on January 29, 2015. In addition, one Tax Right will automatically attach to each share of common stock issued between the January 29, 2015 and the Distribution Date (as hereinafter defined). Each Tax Right entitles the registered holder thereof to purchase from us a unit consisting of one ten‑thousandth of a share (a Unit) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (Series A Preferred Stock), at a cash exercise price of $15.00 per Unit (the Exercise Price), subject to adjustment, under the conditions specified in the Tax Rights Plan.

Tax Rights Distribution Date.

Initially, the Tax Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the January 29, 2015. The Tax Rights will separate from our common stock and will become exercisable upon the earlier of:

▪

the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 4.99% or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder (the date of said announcement being referred to as the Stock Acquisition Date), or

▪

the close of business on the tenth business day (or such later day as our independent directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 4.99% or more of the outstanding shares of our common stock (the earlier of such dates being herein referred to as the Distribution Date).

Notwithstanding the foregoing, with respect to (a) any person whose name is listed on Schedule A to the Tax Rights Plan, or (b) who beneficially owns (for purposes of the Rights Plan) 4.99% or more of the outstanding shares of common stock as of January 29, 2015 (such person being referred to in the Rights Plan as a Grandfathered Person), the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock either:

▪	in excess of the percentage listed on Schedule A to the Rights Plan, for any Grandfathered Person whose name is listed on Schedule A to the Rights Plan, or
▪

representing an additional 1/2% of the outstanding shares of our common stock beneficially owned as of the record date, for any other Grandfathered Person not listed on Schedule A to the Rights Plan (the Grandfathered Percentage).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Tax Rights):

▪	the Tax Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates,
▪	new common stock certificates issued after the January 29, 2015 will contain a notation incorporating the Tax Rights Plan by reference, and
▪	the surrender for transfer of any certificates for common stock will also constitute the transfer of the Tax Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Tax Right for each share of common stock of the Company so held, subject to adjustment as provided herein (the Tax Right Certificates) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Tax Right Certificates alone will represent the Tax Rights. Except as otherwise determined by our independent directors, only shares of common stock issued prior to the Distribution Date will be issued with Tax Rights.

Process for Potential Exemption.

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person beneficially owning more than 4.99% of the outstanding shares of common stock (or in the case of a

Grandfathered Person, the Grandfathered Percentage), may request that our independent directors grant an exemption with respect to such acquisition under the Rights Plan. Our independent directors may deny such an exemption request if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person could jeopardize or endanger the availability to us of the NOLs or for whatever other reason they deem reasonable, desirable or appropriate. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our independent directors).

Our board of directors granted the MAST Funds an exemption under the Tax Rights Plan and the corresponding provision of our certificate of incorporation to acquire up to 19.9% of our outstanding shares of common stock.

Subscription and Merger Rights.

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Tax Right (other than an Acquiring Person or its associates or affiliates, whose Tax Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units, that number of shares of our common stock (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Tax Rights, Units, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price (such right being referred to as the Tax Subscription Privilege). If, at any time following the Stock Acquisition Date:

▪	we consolidate with, or merges with and into, any other person, and we are not the continuing or surviving corporation,
▪

any person consolidates with us or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or

▪

50% or more of our assets or earning power is sold, mortgaged or otherwise transferred, each holder of a Tax Right (other than an Acquiring Person or its associates or affiliates, whose Tax Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (such right being referred to as the Merger Right).

The holder of a Tax Right will continue to have the Merger Right whether or not such holder has exercised the Tax Subscription Privilege. Tax Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Tax Rights Plan) become null and void.

Until a Tax Right is exercised, the holder will have no rights as a stockholder of our company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Tax Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Tax Rights become exercisable for Units, other securities of ours, other consideration or for common stock of an acquiring company.

Exchange Feature.

At any time after a person becomes an Acquiring Person, our independent directors may, at their option, exchange all or any part of the then outstanding and exercisable Tax Rights for shares of common stock or Units at an exchange ratio specified in the Tax Rights Plan. Notwithstanding the foregoing, our independent directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.

Adjustments.

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Tax Rights are subject to adjustment from time to time to prevent dilution

▪	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,
▪

if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or

▪

upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. We are not obligated to issue fractional Units. If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Redemption.

The Tax Rights may be redeemed in whole, but not in part, at a price of $0.001 per Tax Right (payable in cash, common stock or other consideration deemed appropriate by our independent directors) by our independent directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Tax Rights Plan. Immediately upon the action of our independent directors ordering redemption of the Tax Rights, the Tax Rights will terminate and thereafter the only right of the holders of Tax Rights will be to receive the redemption price.

Amendment.

Our independent directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person may amend the Tax Rights Plan. After such time our independent directors may, subject to certain limitations set forth in the Tax Rights Plan, amend the Tax Rights Plan only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Tax Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date.

The Tax Rights are not exercisable until the Distribution Date and will expire at the earlier of:

▪	January 29, 2018,
▪	the time when the Tax Rights are redeemed as provided therein;
▪	the time when the Tax Rights are exchanged as provided therein;
▪	the repeal of Section 382 of the Code if our independent directors determine that the Rights Plan is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Plan) or
▪	the beginning of our taxable year to which our board of directors determines that no Tax Benefits may be carried forward, unless previously redeemed or exchanged by us.

Miscellaneous.

The certificate of designations establishing the Series A Preferred Stock and the form of Tax Right Certificate are attached as Exhibits A and B, respectively, to the Tax Rights Plan. The foregoing description of the Tax Rights does not purport to be complete and is qualified in its entirety by reference to the Tax Rights Plan, which is incorporated herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare. Our transfer agent and registrar’s address is 330 N. Brand Blvd., Suite 701, Glendale, CA 91203‑2149.

PLAN OF DISTRIBUTION

As soon as practicable after the effective date, rights will be distributed to holders who owned shares of our common stock as of the close of business on the effective date. If you wish to exercise your rights and purchase shares of our common stock in this offering, you should timely comply with the procedures described in “The Rights Offering.”

The common stock offered pursuant to this offering is being offered by us directly to all holders of our common stock. We intend to distribute subscription certificates, copies of this prospectus and the accompanying exhibits, and other relevant documents to those persons that were holders of our common stock at the effective date. If this offering is not fully subscribed by the holders of our common stock, the backstop providers will purchase up to $36.6 million of shares of common stock pursuant to the Backstop Commitment.

We have retained Oppenheimer & Co. Inc. and Janney Montgomery Scott LLC to act as dealer managers in connection with this offering. The dealer managers will facilitate meetings with holders of our common stock. The dealer managers will not underwrite this offering and have no obligation to purchase, or procure purchases of, the rights or the shares of our common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter. We agreed to pay the dealer managers a fee of 3.5% of gross proceeds we receive in this offering. We and the dealer managers agreed to each pay 50% of the dealer managers legal fees, which in total are capped at $75,000. The formula for setting the subscription price was specified in the Backstop Agreement before we engaged the dealer managers, and they did not provide us advice in connection with the setting of the subscription price.

The dealer managers will not receive any fees in connection with the Backstop Commitment. We are not paying any commitment fee to the backstop providers.

We have also agreed to reimburse the dealer managers for fees relating to state securities law compliance. In addition, we agreed to indemnify the dealer managers with respect to certain liabilities, including liabilities under the federal securities laws.

The dealer managers have not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with this offering, nor have the dealer managers prepared an opinion as to the fairness of the subscription price or the terms of this offering. The dealer managers express no opinion and make no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. The dealer managers also express no opinion as to the prices at which shares to be distributed in connection with this offering may trade if and when they are issued or at any future time.

Other than the dealer managers, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this offering.

Computershare is acting as the subscription agent and MacKenzie Partners, Inc. is acting as the information agent for this offering. We will pay all customary fees and expenses of the subscription agent and the information agent related to this rights offering. We also have agreed to indemnify each of the subscription agent and the information agent with respect to certain liabilities that it may incur in connection with this offering. Our officers and directors may solicit responses from the holders of rights in connection with this offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.

The dealer managers and their its affiliates have from time to time provided, and may in the future provide, various investment banking, financial advisory and other services for us and our affiliates, including, but not limited to, MAST

Capital, the MAST Funds and their other portfolio companies, for which they have received or will receive customary compensation.

In connection with this offering, the dealer managers may engage in stabilizing transactions in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our units of common stock with attached rights and our common stock. As a result, the price of our units of common stock with attached rights and our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Except for the Backstop Agreement or as otherwise disclosed in this prospectus, we have not agreed to enter into any standby or other arrangements to purchase or sell any rights or any underlying shares of our common stock.

The expenses of this rights offering, not including the fees to be paid to the dealer managers, are estimated to be approximately $0.6 million.

LEGAL MATTERS

The validity of the rights and the shares of our common stock offered by this prospectus have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain documents that we have filed with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference our (File No. 001‑16073):

▪	Annual Report on Form 10‑K for the year ended June 30, 2016;
▪	Quarterly Report on Form 10-Q for the quarter ended September 30, 2016;
▪	Current Reports on Form 8‑K filed on July 6, July 20, July 26, August 17, September 14, 2016, October 17, 2016, November 3, 2016, November 9, 2016 and November 18, 2016; and
▪	Proxy Statement for the 2016 annual meeting of stockholders.

You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

Great Elm Capital Group, Inc.

Attention: Investor Relations

200 Clarendon Street, 51st Floor

Boston, MA 02116

(617) 375‑3006

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1‑800‑SEC‑0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file with the SEC. Also visit us at greatelmcap.com. Information contained on our website is not incorporated into this prospectus and you should not consider information contained on our website to be part of this prospectus.

You may obtain copies of this prospectus and the documents incorporated by reference without charge by writing to our investor relations team at 200 Clarendon Street, 51st Floor, Boston, MA 02116. You may refer any questions regarding this offering to, our information agent:

105 Madison Avenue New York, New York 10016

(212) 929‑5500 (Call Collect) or Call Toll Free (800) 322‑2885 Email:rightsoffer@mackenziepartners.com

For information regarding replacement of lost rights certificates, you may contact the Information Agent by calling toll‑free number above.

GREAT ELM CAPITAL GROUP, INC.

Up to 13,700,465 Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares at $3.285 per Share

November 22, 2016

Dealer Managers:

Oppenheimer & Co.	Janney Montgomery Scott

Information Agent:

105 Madison Avenue New York, New York 10016

(212) 929‑5500 (Call Collect) or Call Toll Free (800) 322‑2885 Email:rightsoffer@mackenziepartners.com

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by Great Elm Capital Group, Inc., a Delaware corporation (the “Registrant”), in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. The Registrant will bear all expenses shown below.

SEC registration fee	$4,815
Nasdaq listing fee	100,000
Accounting fees and expenses	50,000
Legal fees and expenses	350,000
Subscription agent fees and expenses	25,000
Printing and engraving expenses	65,000
Information agent fees and expenses	30,000
Other	35,185
Total	$660,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify her or him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against her or him and incurred by her or him in any such capacity, or arising out of her or his status as such, whether or not the corporation would otherwise have the power to indemnify her or him under Section 145.

The Registrant’s bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

In addition, the Registrant is party to indemnification agreements with its executive officers and directors pursuant to which the Registrant agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Pursuant to the Backstop Agreement filed as Exhibit 10.1 to this registration statement, the Registrant agreed to indemnify the Investors named therein against civil liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities

The offer and sale of securities issuable under the Backstop Agreement was, and will be, made in a transaction exempt from the registration requirements of the Securities Act by virtue of the exemption in Section 4(2) of the Securities Act.

Item 16. Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 22, 2016.

GREAT ELM CAPITAL GROUP, INC.

By:	/s/ Richard S. Chernicoff
Name:	Richard S. Chernicoff
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on November 22, 2016.

Signature	Title

/s/ Richard S. Chernicoff	Chief Executive Officer and Director
Richard S. Chernicoff	(Principal Executive Officer)

/s/ James D. Wheat*	Chief Financial Officer
James D. Wheat	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter A. Reed*	Director
Peter A. Reed

Jeffery S. Serota	Director

/s/ Boris Teksler*	Director
Boris Teksler

/s/ Hugh Steven Wilson*	Director
Hugh Steven Wilson

* By:/s/ Richard S. Chernicoff

Richard S. Chernicoff

Attorney-in-Fact

EXHIBIT INDEX

Unless otherwise indicated, all references are to filings by Great Elm Capital Group, Inc., a Delaware corporation formerly known as Unwired Planet, Inc. (the Registrant), with the Securities and Exchange Commission under File No. 001-16703.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on November 15, 2013).

3.2	Certificate of Ownership and Merger merging Unwired Planet, Inc. with and into Openwave Systems Inc. (incorporated by reference to Exhibit 3.3 to the Form 10-Q filed on May 10, 2012).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on January 5, 2016).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on June 16, 2016).

3.5	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on February 6, 2015).

4.1	Form of the Registrant’s common stock certificate (incorporated by reference to Exhibit 4.1 to the Form 10-K filed on September 13, 2016)

4.2

Tax Benefits Preservation Agreement, dated as of January 20, 2015, between the Registrant and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-A filed on January 21, 2015).

4.3	Form of Subscription Certificate to Purchase Shares (incorporated by reference to Exhibit 4.3 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

4.4	Form of Notice to Stockholders who are Record Holders (incorporated by reference to Exhibit 4.4 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

4.5	Form of Notice to Stockholders who are Acting as Nominees (incorporated by reference to Exhibit 4.4 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

4.6	Form of Notice to Clients of Stockholders who are Acting as Nominees (incorporated by reference to Exhibit 4.6 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

4.7	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 4.7 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

4.8	Form of Beneficial Owner Election Form (incorporated by reference to Exhibit 4.8 to the Form S-3 filed on September 13, 2016 (File No. 333-213620)).

4.9	Form of Nominee Holder Election Form (incorporated by reference to Exhibit 4.9 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1

Amended and Restated Backstop Investment Agreement, dated as of October 13, 2016, by and among Registrant and the Investors named therein incorporated by reference to Exhibit 10.1 to the Form S-1 filed on October 14, 2016 (File No. 333-213620)).

10.2

Registration Rights Agreement, dated as of September 13, 2016, by and among the Registrant and the holders named therein (incorporated by reference to the Exhibit 10.2 to the Form 8-K filed on September 13, 2016).

10.3	Form of Dealer Manager Agreement (incorporated by reference to Exhibit 10.3 to the Form S-3 filed on September 13, 2016 (File No. 333-213620))

23.1*	Consent of Grant Thornton LLP

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

* Filed herewith

** Previously filed